Exhibit 2.1

Execution Copy

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

FERRARA BROS. BUILDING MATERIALS CORP.,

FERRARA FAMILY HOLDING CORP.,

JOSEPH J. FERRARA,

AND

USCF&B ACQUISITIONCO, LLC

Dated April 1, 2015

i

Section 10.06	Entire Agreement	52

Section 10.07	Successors and Assigns	52

Section 10.08	No Third-party Beneficiaries	52

Section 10.09	Amendment and Modification; Waiver	52

Section 10.10	Governing Law; Submission to Jurisdiction	53

Section 10.11	WAIVER OF JURY TRIAL	53

Section 10.12	Specific Performance	53

Section 10.13	Counterparts	53

Section 10.14	Conflicts and Privilege	53

Annex A – Certain Definitions

Exhibit A – Holdco Sellers and Allocation Percentages

Exhibit B – Form of Subscription Agreement

Exhibit C – Form of Release and Joinder

Exhibit D – Form of Termination Agreement

Schedule I – Reorganization

Schedule II – Net Working Capital Principles

Schedule III – Resignations

Schedule IV – Excluded Assets

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of April 1, 2015, is entered into by and among Ferrara Bros. Building Materials Corp., a New York corporation (the “Company”), Ferrara Family Holding Corp., a New York corporation (“Seller”), and Joseph J. Ferrara (the “Seller’s Representative”), on the one hand, and USCF&B AcquisitionCo, LLC, a Delaware limited liability company (“Buyer”), on the other hand.

RECITALS

WHEREAS, prior to the execution and delivery of this Agreement, the Company and Seller effected a corporate reorganization described on Schedule I hereto relating to, inter alia, the creation of a new holding company structure and the transfer of the shares of the Company, as well as certain operating and real estate assets of the Company to Seller before the Closing (the “Reorganization”);

WHEREAS, Seller owns all of the issued and outstanding shares of Class A common stock, no par value per share, and Class B common stock, no par value per share (the “Shares”), of the Company; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in Annex A hereto.

Section 1.02 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth on the page indicated:

ACT II	36
Adjustment Amount	8
Agreement	1
AICPA	8
Audited Financial Statements	12
Balance Sheet	12
Balance Sheet Date	12
Benefit Plan	22
Buyer	1
Buyer Basket Exclusions	44
Buyer Indemnitees	42
Buyer Limited Liability Company Agreement	4
Cash Purchase Price	4
Closing	9
Closing Cash Payment	3
Closing Date	9

Closing Statement	7
Collective Bargaining Agreement	25
College Point Lease	5
Company	1
Company Indebtedness	29
Company Names	36
Company Personal Property	17
Current Assets	6
Current Liabilities	7
Designated Funds	48
Direct Claim	47
Dispute Notice	7
Disputed Item	7
DOL	23
Effective Time	9
Environmental Cap	45
Estimated Closing Cash	7
Estimated Closing Indebtedness	7
Estimated Net Working Capital	7
Estimated Transaction Expenses	7
Final Closing Statement	8
Financial Statements	12
FLSA	26
Holdco Shares	11
Indemnified Party	45
Indemnifying Party	45
Independent Accountant	8
Insurance Policies	20
Intellectual Property Registrations	18
Interim Balance Sheet	12
Interim Balance Sheet Date	12
Interim Financial Statements	12
IRS	5
Lease	16
Leases	16
Lessee	16
Lessor	16
License	36
License Term	36
Licensed Intellectual Property	15
Material Contracts	15
Material Customer Contracts	15
Material Customers	20
Material Intellectual Property	18
Material Suppliers	20
Material Trade Secrets	19
Net Working Capital	7
Non-Compete Parties	33
Non-Environmental Cap	45
Non-registered IP	18
Parent Entities	4

Performance Bonds	29
Post-Closing Consents	34
Purchase Price	4
Purchase Price Allocation	10
Qsub	27
Qualified Benefit Plan	23
Release and Joinder	4
Reorganization	1
Restricted Period	33
Seahawk Advisory	29
Seahawk Agreement	29
Seller	1
Seller Indemnification Amounts	49
Seller Indemnitees	44
Seller’s Basket Exclusions	44
Seller’s Representative	1
Shares	1
Stock Purchase Price	3
Straddle Period	39
Subscription Agreement	4
Target Net Working Capital	7
Tax Claim	39
Termination Agreement	5
Third Party Claim	46
Union	25
Union Notice	25

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any and all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Consideration. As consideration for the purchase and sale of the Shares, at the Closing, Buyer shall (a) cause Parent to issue to the ultimate beneficial owners of Seller (the “Holdco Sellers”), in accordance with the Subscription Agreement, the number of shares of Parent Common Stock equal to (i) $15,000,000, divided by (ii) the Parent Average Share Price, multiplied by (iii) such Holdco Seller’s Allocation Percentage (in the aggregate, the “Stock Purchase Price”); provided, however, that any fractional shares resulting from such calculation shall be rounded to the nearest whole share; and (b) pay to Seller the amount equal to the Closing Cash Payment. The “Closing Cash Payment” shall be calculated as follows: (a) $45,000,000, minus (b) the aggregate amount of the Estimated Closing Indebtedness, minus (c) the aggregate amount of the Estimated Transaction Expenses. The Closing Cash Payment shall be subject to further adjustment following the Closing pursuant to Section 2.04 and, as so adjusted, is referred to herein as the “Cash Purchase Price”, and the Cash Purchase Price and the Stock Purchase Price, together, are referred to herein as the “Purchase Price”.

Section 2.03 Transactions to be Effected at the Closing; Closing Deliveries.

(a) At the Closing, Buyer will pay all Closing Indebtedness and Transaction Expenses set forth on, and in accordance with, the Payoff Letters, which Seller shall cause to be delivered to Buyer no later than three (3) Business Days prior to the anticipated Closing Date;

(b) At the Closing, Buyer shall deliver to Seller:

(i) the Closing Cash Payment by wire transfer of immediately available funds to the account designated by Seller;

(ii) an executed counterpart to the Subscription Agreement between Seller, the Holdco Sellers, and Parent, in the form attached hereto as Exhibit B, duly executed by Parent (the “Subscription Agreement”), pursuant to which the Holdco Sellers shall be granted their respective portion of the Stock Purchase Price as determined in accordance with Section 2.02;

(iii) an executed counterpart to the Limited Liability Company Agreement of Buyer duly executed by a Subsidiary of Parent (the “Buyer Limited Liability Company Agreement”); and

(iv) certificates dated as of the Closing Date, duly signed by an officer of each of Buyer and Parent (together, the “Parent Entities”), in such officer’s capacity as an officer and not in such officer’s individual capacity: (A) certifying that attached thereto are true, correct and complete copies of such Parent Entity’s Organizational Documents, and any amendments thereto, in effect at the Closing; (B) attaching a long-form certificate of status and good standing issued as of a date not more than five (5) days prior to the anticipated Closing Date, duly certified by the secretary of state of such Parent Entity’s jurisdiction of formation; (C) certifying that attached thereto are true, correct and complete copies of resolutions duly adopted by the board of directors (or comparable governing body) of such Parent Entity authorizing and approving the execution, delivery and performance of the Transaction Documents to which such Parent Entity is a party and the consummation of the transactions contemplated thereby; (D) certifying the names of the officers and directors (or comparable governing body) of such Parent Entity in office immediately prior to the Closing; and (E) certifying the incumbency, signature and authority of the officers of such Parent Entity authorized to execute, deliver and perform the Transaction Documents to which such Parent Entity is a party and all other documents, instruments or agreements contemplated thereby to which such Parent Entity is a party.

(c) At the Closing, Seller shall deliver to Buyer:

(i) stock certificates evidencing the Shares owned by Seller, free and clear of any and all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) an executed counterpart to the Release and Joinder, in the form attached hereto as Exhibit C (the “Release and Joinder”), duly executed by each Shareholder Party;

(iii) an executed counterpart to the Termination Agreement, in the form attached hereto as Exhibit D (the “Termination Agreement”), duly executed by each party to a Contract set forth on, or required to be set forth on, Section 3.08(a)(xv) or Section 3.26 of the Disclosure Schedules;

(iv) a true, correct and complete Internal Revenue Service (“IRS” ),) Form W-9 duly executed by the Company and each Shareholder Party; and

(v) an affidavit of non-foreign status from the Company and each Shareholder Party that complies with the Treasury Regulations under Section 1445 of the Code.

(d) At or prior to the Closing, Seller shall cause the Group Companies to deliver to Buyer:

(i) written resignations, effective as of the Closing Date, of the directors, managers and officers of the Group Companies set forth on Schedule III;

(ii) originals or copies of all consents, waivers, approvals or notices set forth, or required to be set forth, on Section 3.04, Section 3.20(b)(ii) or Section 4.03 of the Disclosure Schedules, including copies of each Union Notice to be delivered prior to Closing, each in form and substance reasonably acceptable to Buyer;

(iii) fully executed Payoff Letters and any and all instruments and documents necessary or desirable to release any and all Encumbrances on the Shares and any assets, properties, stock or equity, or other rights of the Group Companies with respect to the Indebtedness (other than capital leases) of any of the Group Companies, including recordable releases of all deeds of trust and/or mortgages (and any related documents, assignments of leases and rents, collateral assignments, and/or similar instruments and documents) and UCC financing statement amendments (termination statements) with respect thereto, each in form and substance reasonably acceptable to Buyer;

(iv) employment or consulting agreements or offer letters, as applicable, on terms reasonably satisfactory to Buyer duly executed by each of the persons listed on Section 2.03(d)(iv) of the Disclosure Schedules, on the one hand, and the applicable Group Company, on the other hand;

(v) a copy of the fully executed long-term lease between the Company and the landlord of that certain real property having an address of 120-05 31st Avenue, Flushing, New York 11345 (the “College Point Lease”) and a copy of the fully executed Second Rider to the lease between the company and 57-02 48th Street LLC of the real property located at 56-22 49th Street, Maspeth, NY 11378;

(vi) an executed counterpart to the Release and Joinder, duly executed by the Company;

(vii) an executed counterpart to the Termination Agreement, duly executed by each party to a Contract set forth on, or required to be set forth on, Section 3.08(a)(xv) or Section 3.26 of the Disclosure Schedules;

(viii) landlord estoppel certificates with respect to each Lease set forth on Section 2.03(d)(viii) of the Disclosure Schedule, each in form and substance reasonably acceptable to Buyer;

(ix) any books or records of the Group Companies that are not located on the Leased Real Property;

(x) an executed counterpart to the Buyer Limited Liability Company Agreement from 2G FB LLC; and

(xi) certificates dated as of the Closing Date, duly signed by an officer of Seller and each Group Company, in such officer’s capacity as an officer and not in such officer’s individual capacity: (A) certifying that attached thereto are true, correct and complete copies of Seller’s and such Group Company’s Organizational Documents, and any amendments thereto, in effect at the Closing; (B) attaching a long-form certificate of status and good standing issued as of a date not more than five (5) days prior to the anticipated Closing Date, duly certified by the secretary of state of Seller’s and such Group Company’s jurisdiction of formation; (C) certifying that attached thereto are true, correct and complete copies of resolutions duly adopted by the board of directors (or comparable governing body) of Seller and such Group Company authorizing and approving the execution, delivery and performance of the Transaction Documents to which Seller or such Group Company is a party and the consummation of the transactions contemplated thereby; (D) certifying the names of the officers and directors (or comparable governing body) of Seller and such Group Company in office immediately prior to the Closing; and (E) certifying the incumbency, signature and authority of the officers of Seller and such Group Company authorized to execute, deliver and perform the Transaction Documents to which Seller or such Group Company is a party and all other documents, instruments or agreements contemplated thereby to which Seller or such Group Company is a party.

(e) At or prior to the Closing, Seller shall have caused each Group Company (i) to adopt appropriate resolutions and to take all other necessary action to assign that certain Cash Balance Plan to Seller described on Section 2.03(e) of the Disclosure Schedules and to release each Buyer Indemnitee, effective as of a date prior to the Closing Date and contingent on the Closing; and (ii) to have delivered copies of and evidence thereof to Buyer. Except as set forth in this Section 2.03(e), nothing herein is intended, nor shall it be deemed to, amend any Benefit Plan.

(f) At or prior to the Closing, Seller shall take all necessary actions to remove, effective as of the Effective Time, all “Authorized Persons” listed under paragraph 1 of Section 3.24 of the Disclosure Schedules from the corresponding bank accounts set forth thereunder and to add those individuals designated at, prior to, or after the Closing by Buyer.

Section 2.04 Cash Purchase Price Adjustment.

(a) For purposes of this Agreement, the following terms shall have the respective meanings assigned to such terms below:

(i) “Current Assets” means the accounts receivable inventory, prepaid expenses and deposits (but, for the avoidance of doubt, no Closing Cash) of the Group Companies, without duplication, as of the Effective Time, in each case, calculated in accordance with GAAP and in a manner consistent with those methodologies, policies, procedures, practices, estimation techniques, assumptions and principles set forth on Schedule II.

(ii) “Current Liabilities” means the accounts payable, and accrued expenses of the Group Companies, without duplication, as of the Effective Time, in each case, (A) calculated in accordance with GAAP and in a manner consistent with those methodologies, policies, procedures, practices, estimation techniques, assumptions and principles set forth on Schedule II, and (B) excluding amounts included in Indebtedness or Transaction Expenses.

(iii) “Net Working Capital” means (A) Current Assets, minus (B) Current Liabilities.

(iv) “Target Net Working Capital” means $9,648,054.

(b) Estimate by Seller’s Representative. At least three (3) Business Days, but not more than five (5) Business Days, prior to the anticipated Closing Date, Seller’s Representative shall deliver to Buyer a written notice setting forth Seller’s good faith estimate, as of the anticipated Closing Date, of each of (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), and (iv) the Transaction Expenses (the “Estimated Transaction Expenses”).

(c) Closing Statement. As promptly as practicable, but no later than one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller’s Representative (i) a written statement of Buyer’s calculation of each of the Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses (the “Closing Statement”) and (ii) statements supporting the calculations thereof, including supporting documentation and work papers with respect thereto.

(d) Examination and Review. The Closing Statement delivered by Buyer to Seller’s Representative shall be final, conclusive and binding upon the parties unless Seller’s Representative, within sixty (60) days after delivery to Seller’s Representative of the Closing Statement, notifies Buyer in writing that Seller’s Representative disputes any of the amounts set forth therein (a “Dispute Notice”). To be valid and effective, the Dispute Notice shall contain a specific list of the disputed line items and, for each individual disputed line item, reasonable detail regarding the nature and the basis for such disputed line item and Seller’s Representative’s proposed calculation thereof (each such item, a “Disputed Item”). Prior to the final resolution of the Closing Statement, Buyer may supplement or revise its position with respect to any item or amount contained in the Closing Statement. Any supplement delivered by Buyer shall be deemed an amendment to the Closing Statement and shall entitle Seller’s Representative to amend its Dispute Notice (and the Disputed Items) in its entirety by delivery of an amended Dispute Notice within thirty (30) days after delivery to Seller’s Representative of such supplemental or revised items. If a timely Dispute Notice is delivered by Seller’s Representative, then the Closing Statement shall become final, conclusive and binding on the parties on the earlier of (i) the date Buyer and Seller’s Representative resolve in writing any differences they have with respect to all Disputed Items and (ii) the date all Disputed Items are finally resolved in writing by the Independent Accountant.

(e) Resolution of Disputes. Buyer and Seller’s Representative shall in good faith attempt to resolve all Disputed Items and, if Buyer and Seller’s Representative so resolve all such Disputed Items, the Closing Statement, as amended to the extent necessary to reflect the agreed resolution of the Disputed Items, shall be final, conclusive and binding on the parties, absent manifest error. Notwithstanding their good faith efforts, if Buyer and Seller’s Representative do not reach agreement resolving the Disputed Items within thirty (30) days after such Dispute Notice (or amended Dispute Notice if Buyer supplements its position pursuant to Section 2.04(d) and such amended Disputed Notice is timely and properly delivered to Buyer), either Buyer or Seller’s Representative may submit the dispute to PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unwilling or unable to serve, an independent accounting firm of national reputation mutually agreeable to Buyer and Seller’s Representative (PricewaterhouseCoopers LLP or such other mutually agreeable independent accounting firm, the “Independent Accountant”). If the parties cannot reach agreement on an Independent Accountant within thirty (30) days after PricewaterhouseCoopers LLP declines to serve, Buyer and Seller’s Representative shall request that the American Institute of CPAs (“AICPA”) appoint an independent accountant to serve as the Independent Accountant pursuant to this Agreement. If either Buyer or Seller’s Representative submits the dispute to the Independent Accountant then each party shall take all actions reasonably requested by the Independent Accountant in connection with resolving such dispute, including submitting written claims to the Independent Accountant, if so requested, and each party shall request that the Independent Accountant deliver to Buyer and Seller’s Representative its resolution in writing not more than thirty (30) days after its engagement. All determinations made by the Independent Accountant shall be in writing and shall be final, conclusive and binding on the parties absent fraud or manifest error. In resolving any Disputed Item, the Independent Accountant (i) shall be bound by the provisions of this Section 2.04, including the matters set forth on Schedule II, and (ii) may not assign a value to any individual Disputed Item greater than the greatest value for such Disputed Item claimed by Buyer or Seller’s Representative or less than the smallest value for such Disputed Item claimed by Buyer or Seller’s Representative. None of Seller, Seller’s Representative, Buyer and the Group Companies (and none of their respective Representatives) shall have any ex parte conversations or meetings with the Independent Accountant without the prior consent (not to be withheld, conditioned or delayed unreasonably) of (i) with respect to any Shareholder Party or the Seller’s Representative, Buyer, and (ii) with respect to Buyer and any Group Company, the Seller’s Representative. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the Disputed Items as originally submitted to the Independent Accountant. For example, if Seller’s Representative claims on behalf of Seller that the Net Working Capital is $1,000 greater than the amount claimed by Buyer, if Buyer contests only $500 of such amount claimed by Seller’s Representative and if the Independent Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 so contested, then the fees, costs and expenses of the Independent Accountant will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Buyer and forty percent (40%) (i.e., 200 ÷ 500) to Seller. Any fees, costs and expenses allocated to and to be borne by a party pursuant to the foregoing sentence shall be paid by such party, or its designee, within five (5) Business Days of receipt of any invoice or bill for such fees, costs and expenses. “Final Closing Statement” means (i) Buyer’s Closing Statement delivered pursuant to Section 2.04(c) if no Dispute Notice is timely delivered by Seller’s Representative pursuant to Section 2.04(d); or (ii) if a Dispute Notice is timely delivered, (A) as agreed by Buyer and Seller’s Representative pursuant to Section 2.04(e) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.04(e).

(f) Cooperation. Buyer and Seller shall, and shall cause their respective Representatives to, cooperate and assist in the conduct of the review referred to in this Section 2.04, including by making available to the extent necessary books, records, work papers and personnel and accountants.

(g) Adjustment. The parties agree to the following adjustment to the Cash Purchase Price following the Closing (the amount of such adjustment, the “Adjustment Amount”), which shall be calculated as follows:

(i) the amount, expressed as a negative or positive number, of Closing Cash (as set forth in the Final Closing Statement); plus

(ii) the amount, if any, by which the Net Working Capital (as set forth in the Final Closing Statement) is greater than the Target Net Working Capital; minus

(iii) the amount, if any, by which the Net Working Capital (as set forth in the Final Closing Statement) is less than the Target Net Working Capital; plus

(iv) the amount, if any, by which the Transaction Expenses (as set forth in the Final Closing Statement) are less than Estimated Transaction Expenses; minus

(v) the amount, if any, by which the Transaction Expenses (as set forth in the Final Closing Statement) are greater than the Estimated Transaction Expenses; plus

(vi) the amount, if any, by which the Closing Indebtedness (as set forth in the Final Closing Statement) is less than the Estimated Closing Indebtedness; minus

(vii) the amount, if any, by which the Closing Indebtedness (as set forth in the Final Closing Statement) is greater than the Estimated Closing Indebtedness.

(h) If the Adjustment Amount, as calculated pursuant to Section 2.04(g), is a negative number, then Seller’s Representative (on behalf of Seller) shall pay such amount to Buyer as an adjustment to the Cash Purchase Price in the manner provided in Section 2.04(i). If the Adjustment Amount, as calculated pursuant to Section 2.04(g), is a positive number, then Buyer shall pay such amount to Seller in accordance with the instructions provided by Seller’s Representative on behalf of Seller as an adjustment to the Cash Purchase Price in the manner provided in Section 2.04(i).

(i) Payments of Adjustment to Cash Purchase Price. Any payment pursuant to Section 2.04(h) shall be made, by wire transfer of immediately available funds by Buyer or Seller’s Representative, as the case may be, within five (5) Business Days after the Final Closing Statement has been determined to the account of such other party as may be designated in writing by such other party.

(j) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the aggregate purchase price for the Shares by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and the other transactions contemplated hereby shall take place at a closing (the “Closing”) to take place electronically via email or facsimile at 10:00 a.m., New York City time, on the date hereof or at such other time, date or place as Seller’s Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, that the Closing will be deemed to be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

Section 2.06 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the aggregate purchase price for the Shares all Taxes that Buyer and any Group Company are required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.07 Allocation of Purchase Price. Each party hereto agrees that it shall, and shall cause its Affiliates and the other Shareholder Parties to, allocate the Purchase Price, as adjusted hereunder, among the assets of the Group Companies for Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder based upon the fair market value of such assets (the “Purchase Price Allocation”). Each party hereto agrees upon the Purchase Price Allocation in accordance with Section 2.07 of the Disclosure Schedules. Each party hereto agrees, and shall cause its Affiliates and the other Shareholder Parties to, file all Tax Returns (including IRS Form 8594) in a manner consistent with the Purchase Price Allocation, and no party hereto shall take, or shall permit any of its Affiliates or any other Shareholder Party to take, any position inconsistent with such Purchase Price Allocation on any Tax Return or otherwise, unless required to do so by applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as disclosed in the corresponding numbered section of the Disclosure Schedules, Seller hereby represents and warrants to Buyer as set forth in this Article III. Items and matters disclosed in the Disclosure Schedules are organized to correspond to the Sections of this Article III to which the matters relate; provided, however, that the parties agree that if an item is disclosed in one schedule of the Disclosure Schedules, it will be deemed to have been disclosed in any other schedule of the Disclosure Schedules to the extent the content and context of such disclosure makes it reasonably apparent on its face that such disclosure is applicable to such other schedule.

Section 3.01 Organization, Authority and Qualification of the Group Companies.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Each of the other Group Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the states set forth on Section 3.01 of the Disclosure Schedules. Each Group Company has all requisite power and authority, as applicable, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 3.01 of the Disclosure Schedules sets forth, with respect to each Group Company, each jurisdiction in which such Group Company is licensed or qualified to do business, and each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties and assets owned, operated or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified does not have a Material Adverse Effect.

(b) Seller has heretofore furnished to the Buyer true, correct and complete copies of the Organizational Documents of each of the Group Companies. Such Organizational Documents are in full force and effect. None of the Group Companies is in violation of any of the provisions of its Organizational Documents. The minute books and stock record books of any Group Company, as applicable, which have been made available to Buyer, are accurate and correct records of the matters described therein.

(c) The execution and delivery by the Company of this Agreement and each other Transaction Document to which a Group Company is a party, the performance by the Group Companies of their obligations hereunder and thereunder and the consummation by the Group Companies of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Group Companies. This Agreement and each other Transaction Document to which a Group Company is, or will be, a party has been duly executed and delivered by such Group Company, and (assuming due authorization, execution and delivery by each of the other parties) this Agreement constitutes a legal, valid and binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.02 Capitalization.

(a) The authorized capital stock of Seller consists of (i) 20 shares of Class A voting common stock, having no par value, of which 10 shares are issued and outstanding and (ii) 1,980 shares of Class B non-voting common stock, having no par value, of which 990 shares are issued and outstanding. All of the shares of Class A voting common stock and Class B non-voting common stock of Seller (together, the “Holdco Shares”) are held of record by the Holdco Sellers, and such Holdco Shares constitute all of the issued and outstanding shares of capital stock of Seller. All of the Holdco Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(b) The authorized capital stock of the Company consists of (i) 20 shares of Class A voting common stock, having no par value, of which 10 shares are issued and outstanding and (ii) 1,980 shares of Class B non-voting common stock, having no par value, of which 990 shares are issued and outstanding. All of the Shares are held of record by Seller, and such Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(c) All of the Shares were issued in compliance with Laws. None of the Shares were issued in violation of the Organizational Documents of any Group Company or any other Contract to which Seller or any Group Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d) Other than the Shares, there are no (i) issued or outstanding shares, equity securities, or other form of capital stock of the Company or (ii) outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of or any other interest in any Group Company or obligating Seller or any Group Company to issue, exchange or sell any shares of capital stock of, in, or any other interest in, such Group Company. None of the Group Companies has any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. None of the Group Companies has any bond, note, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. There are no voting trusts, stockholder agreements, proxies or other Contracts in effect that relate to the voting, selling, issuing, repurchasing, redeeming, disposition of or transfer of any of the Shares or unissued capital stock or other equity or ownership interests of any of the Group Companies.

Section 3.03 Subsidiaries. Section 3.03 of the Disclosure Schedules sets forth a true, correct and complete list of each of the Company’s Subsidiaries, including the authorized and outstanding capital stock, membership interests or other ownership interests of each such Subsidiary and the record holders thereof. Except as set forth in Section 3.03 of the Disclosure Schedules, none of the Group Companies has any direct or indirect interest in, or is under any current or prospective obligation to receive an interest in, any shares or ownership interest in any other Person, and no Group Company is a member of or participant in any partnership, joint venture, or similar entity. The Company owns all of the capital stock, membership interests and other ownership interests of each Subsidiary of the Company, free and clear of any and all Encumbrances, except for Permitted Encumbrances, which such Permitted Encumbrances are not material to the operation of such Group Company’s business.

Section 3.04 No Conflicts; Consents. The execution, delivery and performance by each Group Company of each Transaction Document to which it is, or will be, a party, and the consummation of the transactions contemplated hereby and thereby (including the Reorganization), do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Group Company; (b) conflict with or result in a violation or breach of any provision of any material Law or Order applicable to any Group Company; (c) except as set forth in Section 3.04 of the Disclosure Schedules require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting any material properties, any material assets or business of any Group Company; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of any Group Company. Except as set forth in Section 3.04 of the Disclosure Schedules, no consent, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Group Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05 Financial Statements. True, correct and complete copies of the consolidated audited financial statements of the Group Companies consisting of the consolidated balance sheet of the Group Companies as at October 31 in each of the years 2014 and 2013 and the related consolidated statements of income, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of the Group Companies as at January 31, 2015 and the related statements of income, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) are set forth on Section 3.05 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material) and the absence of footnotes required by GAAP and other disclosure items (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are true, correct and complete, in all material respects, and have been prepared in accordance with the books and records of the Group Companies and fairly present, in all material respects, the financial condition of the Group Companies as of the respective dates thereof and the cash flows and results of the operations of the Group Companies for the periods indicated. The consolidated balance sheet of the Company as of October 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as of January 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.06 Undisclosed Liabilities. None of the Group Companies has any Liabilities, except (a) those that are reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those that both (i) have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

Section 3.07 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.07 of the Disclosure Schedules and as described on Schedule I with respect to the Reorganization, since the Balance Sheet Date, the Group Companies have conducted their business only in the ordinary course of business consistent with past practice and there has not been, with respect to any Group Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of any Group Company’s Organizational Documents;

(c) split, combination or reclassification of any shares of a Group Company’s capital stock or other ownership interests;

(d) issuance, sale or other disposition of a Group Company’s capital stock or creation of any Encumbrance on the capital stock or other ownership interests of a Group Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Group Company’s capital stock or other ownership interests;

(e) declaration or payment of any dividends or distributions on or in respect of a Group Company’s capital stock or redemption, purchase or acquisition of any Group Company’s capital stock or other ownership interests;

(f) change in any method of accounting or accounting practice of any Group Company, except as required by GAAP or Law, or as disclosed in the notes to the Financial Statements;

(g) acceleration of the billing of customers or the collection of their accounts receivable or delay in payment of accounts payable or accrued expenses or the deferment of expenses;

(h) purchase, production or acquisition of any item of inventory (whether raw materials, work-in-progress or finished goods) that resulted in, or would reasonably be expected to result in, an excessive or unreasonable quantity of such item of inventory in light of the present circumstances of such Group Company;

(i) incurrence, assumption or guarantee by a Group Company of any Indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale (other than sales of inventory in the ordinary course of business) or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements by any Group Company;

(k) transfer, assignment, conveyance, abandonment, cancellation, Encumbrance or grant by any Group Company of any license or sublicense of any material rights under or with respect to any Intellectual Property owned, used or held for use by such Group Company;

(l) material damage to, destruction of or loss of (whether or not covered by insurance) a Group Company’s property, including any Leased Real Property;

(m) capital investment in or by, or any loan from, any Group Company to any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract;

(o) material capital expenditures by any Group Company not set forth on Section 3.27 of the Disclosure Schedules;

(p) imposition of any Encumbrance upon any of the properties, Leased Real Property, capital stock, ownership interests or assets, tangible or intangible, of any Group Company;

(q) commencement or settlement of any Action related to any Group Company;

(r) grant, establishment, adoption, modification, termination or amendment of any (or commitment to, entry into a Contract to or representation to any Person that it will do so): (i) employment, severance, retention or other agreement with any Group Company’s current or former officers, directors, employees, independent contractors or consultants (including any bonus arrangement or plan, whether monetary or otherwise, or any action to accelerate the vesting or payment of any compensation or benefit), (ii) Benefit Plan or (iii) Collective Bargaining or other Agreement with a Union, in each case, whether written or oral;

(s) loan by any Group Company to (or forgiveness of any loan by any Company to), or entry into any other transaction with, any of the Shareholder Parties or any Group Company’s stockholders, directors, members, managers, officers and employees or entry by a Group Company into any transaction involving payments to or from or other financial obligations owed to or owing from Seller or any Affiliate of Seller;

(t) entry by any Group Company into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption by any Group Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing by any Group Company of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent by a Group Company to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition by any Group Company of the right to own, use or lease any property or assets for an amount in excess of $50,000 individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or other equity of or by any other manner, any business or any Person or any division thereof by any Group Company;

(x) action by any Group Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y) entry into any Contract by any Group Company or Seller to do any of the foregoing or any act or omission that would result in any of the foregoing.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules sets forth a true, correct and complete list of each of the following Contracts of any of the Group Companies which are currently in effect or under which a party has enforceable or outstanding rights or obligations (whether known or unknown, asserted or unasserted, absolute or contingent, or disputed or undisputed) (such Contracts set forth, or required to be set forth, on Section 3.08(a) of the Disclosure Schedules, together with all Contracts set forth, or required to be set forth, on Section 3.03, Section 3.09(a), Section 3.09(b), Section 3.09(c), Section 3.09(f), Section 3.15, Section 3.19(a), Section 3.20(a), Section 3.20(b)(i), Section 3.22, Section 3.23 and Section 3.28 of the Disclosure Schedules, the “Material Contracts”):

(i) all Contracts of a Group Company that (A) provide for payment or receipt by such Group Company of more than $1,000,000 per year from an applicable customer (calculated as the sum of all payments due or paid pursuant to all Contracts with such Customer and its Affiliates) (such contracts, the “Material Customer Contracts”) and more than $25,000 per year for any other Contracts, (B) have a term of greater than one (1) year and that cannot be terminated or cancelled by such Group Company on less than thirty (30) days’ notice and without any penalty or other payment or (C) are material to the business, operations, assets, financial condition, results of operation or prospects of the Group Companies, taken as a whole; provided, however, that clause (C) shall not apply to purchase orders entered into in the ordinary course of business;

(ii) all Contracts that require a Group Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by a Group Company of any Person or the assumption of any Tax or environmental Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise): (A) entered into within the past four (4) years or (B) pursuant to which any Group Company has any outstanding rights or obligations;

(v) all broker, distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising Contracts providing for payments of more than $50,000 to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees, notes, mortgages or other grants of security interests) of a Group Company;

(viii) all Contracts with any Governmental Authority,

(ix) all Contracts whereby any Group Company is or has granted any rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property, other than commercially available, non-customized “off-the-shelf” software licensed to any Group Company with annual license fee of less than $10,000 (the “Licensed Intellectual Property”);

(x) all Contracts related to the settlement of any Action;

(xi) all Contracts (A) that limit or purport to limit the ability of a Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) that restrict the right of any Group Company to sell to or purchase from any Person, (C) that restrict the right of any Group Company to hire any Person, or (D) that grant the other party or any third person “most favored nation” status or any type of special discount rights;

(xii) all Contracts that require a consent to or otherwise contain a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Documents;

(xiii) all Contracts premised on small business status, minority-owned business status, disadvantaged business status, protege status, “8(a)” status or other preferential status;

(xiv) all Contracts that provide for any joint venture, partnership or similar arrangement by a Group Company;

(xv) all Contracts between or among a Group Company on the one hand, and any Shareholder Party or any Affiliate of any Shareholder Party (other than the Company), on the other hand, which are not terminated at or prior to the Closing pursuant to the Termination Agreement;

(xvi) all Collective Bargaining Agreements or Contracts with any Union; and

(xvii) all consignment Contracts.

(b) Each Material Contract is valid and binding on the Group Company party thereto in accordance with its terms and is in full force and effect and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequences. None of the Group Companies nor, to Seller’s Knowledge, any other party to such Material Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, such Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The loss of small business status, minority-owned business status, disadvantaged business status, protege status, “8(a)” status or other preferential status would not result in a termination of any Material Contract or a loss in any Group Company’s business relations with any customer.

(c) Except as set forth in Section 3.08(a) of the Disclosure Schedules, true, correct and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer in the Data Room.

Section 3.09 Title to Assets; Real Property.

(a) All Leased Real Property is leased pursuant to the written or oral leases listed and described in Section 3.09(a) of the Disclosure Schedules (each individually a “Lease” and, collectively, the “Leases”). Each Group Company holds a valid leasehold estate under each Lease to which it is a party. Each Group Company has accepted full and complete possession of the applicable Leased Real Property and is the actual occupant in possession. To Seller’s Knowledge, no material claim, controversy, dispute, or disagreement exists between any Group Company, as lessee (in such capacity, collectively, the “Lessee”), and any landlord to any of the Leases (in such capacity, the “Lessor”). All rent, additional rent, real property, and possessory and use taxes, insurance premiums, and all other charges required to be paid by either any Group Company under the Leases or in connection with the ownership of the property covered thereby are paid current. No material repairs or other work is required on the Leased Real Property in order to maintain the improvements on the Leased Real Property in accordance with the applicable Lease, other than routine maintenance in the ordinary course of business. All security deposits shall be duly accounted for at the Closing.

(b) The Company’s interest in Leased Real Property is free and clear of any and all Encumbrances, except for Permitted Encumbrances, which such Permitted Encumbrances do not materially interfere with or impair the operation of such Group Company’s business. None of the Group Companies has assigned, mortgaged, transferred, or hypothecated any fee interest or Lease or any interest therein in any of the Leased Real Property or leased or subleased all or any portion of the Leased Real Property, and none of the Group Companies has any written notice or, to the Seller’s Knowledge, other notice of any prior assignment, mortgage, hypothecation, or pledge of any Lease or the rents due thereunder, and none of the Group Companies has a sublessor or grantor under any Lease, sublease, or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property, except as provided in Section 3.09(b) of the Disclosure Schedules.

(c) There are no, and none of the Group Companies has received written notice of, any (i) assessments, pending or threatened, that could materially and adversely affect Buyer’s operation, use or maintenance of the Leased Real Property or Seller’s ability to perform under this Agreement; (ii) except as set forth in Section 3.09(c) of the Disclosure Schedules, condemnation or eminent domain proceedings pending or threatened against the Leased Real Property nor any material damages to the Leased Real Property due to fire or casualty; or (iii) adverse claims by any Person (including adjoining property owners) or encroachments with respect to the Leased Real Property. Except as set forth in Section 3.09(b) and Section 3.16(a) of the Disclosure Schedules, during the past three (3) years, none of the Group Companies has received any written notice from any Governmental Authority of any material violation of or material non-compliance with any Law, regulation or ruling, whether federal, state, local, or administrative which affects the Leased Real Property, including any building, fire safety or zoning code violations relating to the Leased Real Property.

(d) No Group Company holds a fee interest in any real property, nor any leasehold or other interest in any real property other than the Leased Real Property. The Group Companies have a valid leasehold interest in all Leased Real Property, including granted land use rights for any such land and all buildings, structures, improvements and facilities located thereon, leased or subleased by or to the Group Companies, as applicable, and used or occupied by it. The Leased Real Property has access to (A) public roads or valid easements over private streets or private property for such ingress to and egress from such Leased Real Property and (B) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in the case of each of clauses (A) and (B), as is necessary to comply with Law or to conduct the business of the Group Companies, in all material respects, as it is currently conducted. Each Leased Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any Law relating to building, zoning, subdivision or other land use.

(e) No Group Company has granted, is a party to, or is obligated under any right, option, obligation or agreement to purchase, transfer or acquire any interest in any of the Leased Real Property.

(f) Section 3.09(f) of the Disclosure Schedules sets forth, as of the date hereof, all personal property and other assets reflected in the Audited Financial Statements (including leased personal property), acquired after the Balance Sheet Date, or located on the Leased Real Property other than personal property and assets acquired, sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date (the “Company Personal Property”). Each Group Company holds good, marketable and valid title to all owned and a good, marketable and valid lease interest in all leased Company Personal Property in its possession free of any and all Encumbrances, except for Permitted Encumbrances, which Permitted Encumbrances are not material to the operation, function or efficiency of such Group Company’s business.

Section 3.10 Condition and Sufficiency of Assets. The Leased Real Property, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Group Companies are structurally sound, are in good operating condition and repair (except for ordinary, routine maintenance and repairs in the ordinary course of business) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs in the ordinary course of business. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Group Companies, together with all other properties and assets of the Group Companies, (a) are sufficient for the continued conduct of the Group Companies’ business after the Closing in substantially the same manner as currently conducted and (b) constitute all of the material rights, property and assets necessary to conduct the business of the Group Companies as currently conducted.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules sets forth a complete and accurate list of all (i) U.S. and foreign pending applications and registrations for all Intellectual Property owned by any Group Company (the “Intellectual Property Registrations”) and (ii) Intellectual Property that is not included in the Intellectual Property Registrations, but is material in the conduct of the Group Companies’ businesses (collectively and individually) as currently conducted as of the date hereof (the “Non-registered IP” and, together with Intellectual Property Registrations, the “Material Intellectual Property”). Each of the material Intellectual Property Registrations is subsisting, and all the necessary filing, examination, issuance, post registration and maintenance fees, taxes, annuities and the like that have become due in connection with such Intellectual Property Registrations have been timely paid and all necessary recordations and certificates in connection with each item of such Intellectual Property Registrations have been timely filed with the relevant Governmental Authority, unless such failure to file or pay would not have a Material Adverse Effect.

(b) The Group Companies own exclusively or jointly with each other, all right, title and interest in and to the Material Intellectual Property, free and clear of any and all Encumbrances, except for Permitted Encumbrances, which such Permitted Encumbrances are not material to the operation of such Group Company’s business, or otherwise have a valid and enforceable right to use, assign, convey and transfer all Material Intellectual Property. Neither this Agreement nor the consummation of the transactions contemplated hereby will result, in any manner, in the abandonment, cancellation, loss or impairment of such Material Intellectual Property or any Group Company’s rights in or to any Material Intellectual Property.

(c) To Seller’s Knowledge, (i) the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of any Group Company, and (ii) all of the other activities and operations of the Group Companies’ businesses as currently conducted, and the Material Intellectual Property, have not in the past three (3) years and currently do not infringe, violate or misappropriate any rights, including Intellectual Property rights, of any Person. Neither Seller nor any Group Company has received any written communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation. None of the Material Intellectual Property is (i) subject to any outstanding Order or any other restrictions, including contractual, affecting the use, assignability or validity of such Material Intellectual Property; or (ii) to Seller’s Knowledge, no third party is infringing, violating, or otherwise misappropriating any Material Intellectual Property.

(d) Except as set forth in Section 3.11(d) of the Disclosure Schedules, no Group Company (i) owns any proprietary software or (ii) is a party to any Contract pursuant to which any Group Company grants rights, interests or authority to any Person with respect to any Licensed Intellectual Property.

(e) To Seller’s Knowledge, each Group Company has taken commercially reasonable measures, consistent with general industry practice, to protect the confidentiality of the Trade Secrets and any personally identifiable information (e.g., personally identifiable information related to vendor/customer information) included in the Material Intellectual Property (“Material Trade Secrets”). To Seller’s Knowledge, no Material Trade Secrets have been subject to unauthorized disclosure by Sellers, the Group Companies or their Representatives.

Section 3.12 Inventory.

(a) All inventory of the Group Companies, whether or not reflected in the Financial Statements (i) was acquired and has been maintained in the ordinary course of business consistent with past practice and (ii) consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. The adjustment pursuant to the Final Closing Statement shall be the Buyer Indemnitees’ sole recourse with respect to a breach of the representations and warranties in Section 3.12(a)(ii).

(b) All such inventory is owned by such Group Company free and clear of any and all Encumbrances, except for Encumbrances to be released simultaneously with the Closing pursuant to the terms of the Payoff Letters or Permitted Encumbrances, which Permitted Encumbrances are not material to the operation of such Group Company’s business, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-progress or finished goods) are not excessive, but are reasonable in the present circumstances of such Group Company. Except as set forth on Section 3.12 of the Disclosure Schedules, all inventory of the Group Companies is located at the Leased Real Property and there is no inventory of any Group Company with customers, distributors, Representatives or other Persons on consignment or otherwise that could be returned to a Group Company for a refund of all or part of the purchase price therefor.

Section 3.13 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Group Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, (b) constitute only valid claims of the Group Companies, and (c) constitute, to Seller’s Knowledge, undisputed claims of the Group Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.14 Customers and Suppliers.

(a) Section 3.14(a) of the Disclosure Schedules sets forth, with respect to each Group Company, the twenty (20) largest customers of such Group Company, by dollar volume, for each of the following periods: (i) the fiscal year ended October 31, 2013, (ii) the fiscal year ended October 31, 2014 and (iii) the period beginning on November 1, 2014 and ending on the Interim Balance Sheet Date, and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods (collectively, the “Material Customers”). None of the Group Companies has received any written notice or, to Seller’s Knowledge, any other communication that any of its Material Customers has ceased, or intends to cease, to use such Group Company’s goods or services or to otherwise terminate or materially reduce its relationship with such Group Company.

(b) Section 3.14(b) of the Disclosure Schedules sets forth, with respect to each Group Company, the fifteen (15) largest vendors of such Group Company, by dollar volume, for each of the following periods: (i) the fiscal year ended October 31, 2013, (ii) the fiscal year ended October 31, 2014 and (iii) the period beginning on November 1, 2014 and ending on the Interim Balance Sheet Date, and set forth opposite the name of each such vendor is the dollar amount of purchases or consideration paid or attributable to such vendor for such periods (collectively, the “Material Suppliers”). None of the Group Companies has received any written notice or, to Seller’s Knowledge, any other communication that any of its Material Suppliers has ceased, or, intends to cease, to supply goods or services to such Group Company or to otherwise terminate or materially reduce its relationship with such Group Company.

Section 3.15 Insurance.

Section 3.15 of the Disclosure Schedules sets forth a true, correct and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Group Companies) relating to the assets, business, operations, employees, officers and directors or managers of the Group Companies (collectively, the “Insurance Policies”). Neither Seller nor any of its Affiliates (including the Group Companies) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Group Companies. All such Insurance Policies (a) are valid and binding in accordance with their terms, (b) are provided by carriers who are financially solvent and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Group Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Group Companies) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Group Companies and are sufficient for compliance with all Laws and Contracts to which the Group Companies are a party or by which they are bound, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect.

Section 3.16 Legal Proceedings; Orders.

(a) Except as set forth on Section 3.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by a Group Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (ii) against or by any Group Company or affecting any of such Group Company’s properties or assets, including the Leased Real Property (or by or against Seller or any Affiliate thereof and relating to any Group Company).

(b) There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting any Group Company or any of such Group Company’s properties or assets, including the Leased Real Property (or against Seller or any Affiliate thereof and relating to any Group Company).

Section 3.17 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, each Group Company is in compliance, and for the past three (3) years has been in compliance, in all material respects, with all Laws and Orders applicable to it or its business, properties or assets, including the Leased Real Property. Except as set forth in Section 3.17(a) of the Disclosure Schedules, no Group Company, or any of its executive officers, has received during the past three (3) years, nor to Seller’s Knowledge is there any basis for, any notice, Order, complaint or other communication from any Governmental Authority or any other Person that a Group Company is not in compliance, in all material respects, with any Law or Order applicable to it.

(b) All Permits required for any Group Company to conduct its business and maintain the Leased Real Property have been obtained by such Group Company and are valid and in full force and effect and there is no pending Action with respect to or potential loss, expiration or suspension of any Permit. Section 3.17(b) of the Disclosure Schedules sets forth a true, correct and complete list of all current Permits issued to any Group Company, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) to the Disclosure Schedules.

Section 3.18 Environmental Matters.

Except as set forth on Section 3.18 of the Disclosure Schedules:

(a) Each Group Company is in compliance, and has been in compliance for the past five (5) years, in all material respects, with (i) all Environmental Laws and (ii) all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets, or occupation of the facilities of the respective Group Company. All such Environmental Permits are valid and in full force and effect in accordance with all Environmental Laws, and there is no pending Action with respect to any potential loss, expiration, or suspension of any Environmental Permit. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Environmental Permits. No Group Company has, nor has Seller, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing investigatory, remedial or corrective obligations or requirements as of the Closing Date.

(b) For the past five (5) years, there has been no (i) generation, manufacture, refinement, transportation, treatment, storage, handling, disposal, arrangement for or permitting for the disposal, transfer, production, recycling or processing of any Hazardous Materials by any Group Company in a manner that has or could reasonably be expected to result in an Environmental Claim against, (ii) Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Group Company or any real property currently or formerly owned, operated or leased by any Group Company, including the Leased Real Property, in a manner that has or could reasonably be expected to result in an Environmental Claim against, or (iii) material violation of Environmental Law or term of any Environmental Permit by, Seller or any Group Company. No Group Company has retained or assumed, by contract or operation of Law, any Liabilities of any other Person relating to or under Environmental Law, including any obligation for corrective or remedial action.

(c) Except as set forth in Section 3.18(c) of the Disclosure Schedules, to Seller’s Knowledge, none of the following exists at any real property or facility currently or previously owned, operated or leased in connection with the business of any Group Company, including the Leased Real Property: (i) under- or above-ground storage tanks, (ii) materials or equipment containing polychlorinated biphenyls, (iii) asbestos or asbestos-containing materials in any form or (iv) landfills, surface impoundments or disposal areas.

(d) Seller has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the business or assets of any Group Company or any currently or previously owned, operated or leased real property which are in the possession or control of Seller or any Group Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(e) This Agreement and the transactions contemplated hereby will not result in any Liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Laws, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(f) This Section 3.18 contains the sole and exclusive representations and warranties made by Seller regarding environmental matters, including any and all Laws and Permits required or arising under Environmental Laws.

Section 3.19 Employee Benefit Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, executive compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, or other equity, change in control, retention, severance, salary continuation, employment, consulting, disability, death benefit, group insurance, hospitalization, medical, dental, life, Code section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, vacation, paid time off, fringe-benefit and other similar material plan, policy, program, agreement or payroll practice (and any amendments thereto, and including any funding mechanism therefor now in effect), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is maintained, sponsored, contributed to, or required to be contributed to by any Group Company (or, where indicated below, any ERISA Affiliate of any Group Company) for the benefit of any current or former employee, leased employee, officer, director, consultant or agent of any Group Company (or, where indicated below, any ERISA Affiliate of any Group Company) or any spouse or dependent or other beneficiary of such individual, or under which any Group Company has any material Liability contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer in the Data Room accurate, current and complete copies of each of the following (other than (i) to the extent applicable and available to or in possession of Seller with respect to items (iii), (v), (vi), (vii), (viii), (ix) and (x), and (ii) any Collective Bargaining Agreement to which Buyer is already a party): (i) where the Benefit Plan has been reduced to writing, the most recent plan document together with all amendments thereto; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) any trust agreements or other funding instruments or arrangements; (iv) all other material contracts with respect to such Benefit Plan (including all custodial agreements, insurance policies and contracts, administration agreements, and investment management or investment advisory agreements); (v) the most recent summary plan description, summaries of material modifications and any other written communication by any Group Company to its employees concerning the extent of the benefits provided under a Benefit Plan; (vi) the most recent determination letter from the Internal Revenue Service; (vii) the three most recent Forms 5500, with schedules attached; (viii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan year; (ix) all discrimination tests for the three most recent plan years; and (x) all correspondence with the Internal Revenue Service, Department of Labor (the “DOL”) and any other Governmental Authority relating to the Benefit Plan.

(c) To Seller’s Knowledge, each Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and in material compliance with all Laws (including ERISA and the Code), except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, with respect to each Benefit Plan, all reports, returns, notices and other documentation that is required to have been filed with or furnished to the Internal Revenue Service, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Benefit Plan, have been filed in or furnished on a timely basis. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service (or may rely on a favorable prototype opinion letter from the Internal Revenue Service) to the effect that such Qualified Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material Liability, penalty or Tax under ERISA, the Code or any other Law. To Seller’s Knowledge, no individual who has performed services for any Group Company in the past five (5) years has been excluded from participation in any Benefit Plan in violation of the terms of such Benefit Plan or Laws directly applicable to such Benefit Plan. To Seller’s Knowledge, there are no audits or proceedings initiated under the Internal Revenue Service Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2013-12) or similar proceedings pending with the Internal Revenue Service or DOL with respect to any Benefit Plan.

(d) Except as described in Section 3.19(d) of the Disclosure Schedules, none of the Group Companies or any of their ERISA Affiliates has, or has had, any liability or obligation to contribute to any Benefit Plan that is subject to Title IV of ERISA or related provisions of the Code.

(e) Except as described on Section 3.19(e) of the Disclosure Schedules, none of the Benefit Plans (including for such purpose any “employee benefit plan,” as defined in Section 3(3) of ERISA), previously maintained or contributed to by any Group Company or any of its ERISA Affiliates (i) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (ii) is or at any time in the past six (6) years was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code; (iii) currently provides or at any time in the past six (6) years has provided benefits through a voluntary employee’s beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code; or (iv) is a “pension plan” as defined in Section 3(2) of ERISA that is not intended to be qualified under Section 401(a) of the Code.

(f) Except as required by Law or as disclosed on Section 3.19(f) of the Disclosure Schedules, no provision of any Benefit Plan could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending, merging or terminating any Benefit Plan. Except as disclosed on Schedule 3.19(f) of the Disclosure Schedules, none of the Group Companies has any commitment or obligation nor has made any representations to any employee, officer, director, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify, in any material respect, any Benefit Plan or any Collective Bargaining Agreement, in connection with the consummation of the transactions contemplated by this Agreement.

(g) Other than as required under Part 6 of Subtitle B of Title I of ERISA or other Law, or as disclosed on Section 3.19(g) of the Disclosure Schedules, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Group Companies nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

(h) Other than routine claims for benefits, there is no pending or, to Seller’s Knowledge, contemplated or threatened Action relating to any Benefit Plan.

(i) None of the Group Companies nor, to Seller’s Knowledge, any other “party in interest” or “disqualified person” with respect to any Benefit Plan that is subject to Section 406 of ERISA or related provisions of the Code has engaged in a non-exempt “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan that could reasonably be expected to subject any Group Company to a material Tax or material penalty imposed by Section 4975 of the Code or Section 501, 502 or 510 of ERISA. To Seller’s Knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other Law in connection with the administration or investment of the assets of any Benefit Plan that is subject to Section 406 of ERISA or related provisions of the Code.

(j) With respect to each Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA, each Group Company and each ERISA Affiliate of any Group Company has complied in all material respects with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(k) Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), including upon a good faith, reasonable interpretation of Section 409A of the Code and Internal Revenue Service Notice 2005-1 from January 1, 2005 through December 31, 2008, and since January 1, 2009, has been in documentary compliance in all material respects with the applicable provisions of Section 409A of the Code.

(l) To Seller’s Knowledge, each individual who is classified by any Group Company as an independent contractor or as an employee has been properly classified in all material respects for purposes of participation and benefit accrual under each Benefit Plan. None of the Group Companies has any Liability with respect to any employee leased by a Group Company from another employer.

(m) Except as disclosed on Section 3.19(a) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or in combination with another event): (i) entitle any current or former director, officer, employee, independent contractor or consultant (or their respective beneficiaries) of any Group Company to severance pay or any other payment under any Benefit Plan; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual under any Benefit

Plan; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in the payment of any amount under any Benefit Plan that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Except as disclosed on Section 3.19(a) of the Disclosure Schedules, no current or former director, officer, employee, independent contractor or consultant (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment under any Benefit Plan from any Group Company with respect to any excise taxes that may be imposed on such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(n) To Seller’s Knowledge, no Benefit Plan covers any Group Company’s officers or employees (or their respective beneficiaries) who are not United States residents.

Section 3.20 Employment Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a list of all individuals who are employees, independent contractors or consultants of any Group Company as of March 31, 2015, and sets forth for each such individual the following: for employees (i) name; (ii) title or position (including whether full- or part-time); (iii) hire date; (iv) current annual base compensation rate; (v) exempt/non-exempt status; (vi) union/non-union status, and (vii) the amount(s) of commission, bonus or other incentive-based compensation the individual is eligible to receive pursuant to any written agreement, or, if the individual is not party to any such written agreement, then such amount(s) paid during the most recently completed fiscal year; and, for independent contractors or consultants, (i) name; (ii) description of services; (iii) length of engagement; (iv) whether the independent contractor or consultant is engaged pursuant to a written agreement; (v) method of compensation; and (vi) rate of compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to employees, independent contractors or consultants of any Group Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Statement).

(b) Except as disclosed on Section 3.20(b)(i) of the Disclosure Schedules, (i) none of the Group Companies is, or has been for the past three (3) years, a party to, bound by or otherwise subject to any collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other similar agreement or other Contract (each, a “Collective Bargaining Agreement”) with a union, works council or labor organization (each, a “Union”); (ii) as of the date hereof, no Collective Bargaining Agreement is being negotiated by any Group Company; (iii) there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of any Group Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any Group Company or filed a petition for recognition with any Governmental Authority; and (iv) there has not been during the past three (3) years, nor to the Knowledge of Seller has there been during the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, boycott, handbilling, picketing, walkout, demonstration, leafleting, sit-in, sick-out, material grievance, concerted refusal to work overtime or other collective bargaining form of organized protest dispute, and no such action is pending or, to Seller’s Knowledge, threatened. Section 3.20(b)(ii) of the Disclosure Schedules sets forth the agreement of the parties with respect to any approval, declaration or filing with or notice to a Union (each a “Union Notice”) required by Law, pursuant to any Collective Bargaining Agreement or pursuant to any other Material Contract in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(c) Except as set forth on Section 3.20(c) of the Disclosure Schedules, (i) to Seller’s Knowledge, each Group Company is, and has been for the past six (6) years, in compliance in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, employment practices, the hiring, promotion, assignment and termination of employees, discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers’ compensation, employee benefits, working conditions, occupational safety and health, family and medical leave, data privacy, data protections and collective bargaining; (ii) to Seller’s Knowledge, within the past six (6) years, each person or entity classified by any Group Company as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee or other contingent worker is and has been properly classified under all governing Laws, and each Group Company has fully and accurately reported all payments to all independent contractors and other contingent workers on Internal Revenue Service Form 1099s or as otherwise required by Laws; (iii) within the past six (6) years, each employee classified as “exempt” from overtime under the Fair Labor Standards Act (“FLSA”) and any state laws governing wages, hours and overtime pay has been properly classified as such, and the Group Companies have not incurred any liabilities under the FLSA or any state wage and hour laws; (iv) within the past six (6) years, each employee not subject to the FLSA has been properly categorized according to Law, and has been paid overtime wages consistent with Law; (v) there are no workers’ compensation claims pending against any Group Company; (vi) to Seller’s Knowledge, no employee of any Group Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Buyer’s operation of Seller’s business after Closing; (vii) each of the employees of the Group Companies has all work permits, immigration permits, visas or other authorizations required by law for such employee given the duties and nature of such employee’s employment; (viii) all employees of the Group Companies are legally employed, and to Seller’s Knowledge, the Group Companies are in compliance with all requirements of the Immigration and Reform Control Act of 1986; (ix) to Seller’s Knowledge, there are no pending or, to Seller’s Knowledge threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims or proceedings (including any administrative investigations, charges, claims, actions or proceedings), against any of the Group Companies brought by or on behalf of any applicant for employment, any current or former employee, representative, agent, consultant, independent contractor, subcontractor or any leased employee, volunteer or “temp” of the Group Companies, or any group or class of any of the foregoing, in each case in connection with his, her or their affiliation with, or the performance of his or her duties to, the Group Companies, any person alleging to be a current or former employee, or any group or class of any of the foregoing, or any Governmental Authority, or alleging violation of any labor or employment laws, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship; (x) no individual has been improperly excluded from, or wrongly denied benefits under, any Benefit Plan; and (xi) to Seller’s Knowledge, each Group Company is in material compliance with the terms of the Collective Bargaining Agreements and other Contracts listed on Section 3.20(c) of the Disclosure Schedules.

(d) Within the past six (6) years, no Group Company has failed to provide advance notice of layoffs or terminations as required by the WARN Act or any state or local Laws, or any Law for employees outside the United States, regarding the termination or layoff of employees, and no Group Company or has incurred any liability or obligation under the WARN Act or any such other laws.

Section 3.21 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Group Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by any Group Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each Group Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, member or other party, and complied with all information reporting and backup withholding provisions of Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Group Companies do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Group Company.

(d) At all times since October 31, 1992, (i) the Company has validly been treated either (A) as an “S corporation” within the meaning of Code Section 1361(a) or (B) as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (a “Qsub”), (ii) the Company has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation (with the exception of New York City corporate tax purposes) and (iii) each direct and indirect Subsidiary of the Company is a disregarded entity for U.S. federal and applicable state income tax purposes. Section 3.21(d) of the Disclosure Schedule identifies each Subsidiary of the Company that is a Qsub and each Subsidiary that is a disregarded entity for federal and applicable state income tax purposes. No Group Company has taken any position on any Tax return nor has there been any act or omission by any Person that could form the basis for any revocation or invalidity of the Company’s S corporation status or any direct or indirect Subsidiaries’ Qsub status. No Group Company has any Liability for any Tax under Section 1374 of the Code. Except as set forth in Section 3.21(d) of the Disclosure Schedules, no Group Company has in the past ten (10) years (i) acquired assets from another Person in a transaction in which the Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (ii) acquired the stock of any Person that is a Qsub. No Group Company is taxable as a corporation for U.S. federal income tax purposes.

(e) The amount of the Group Companies’ Liability for unpaid Taxes for all periods ending on or before October 31, 2014 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Group Companies’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Group Companies.

(f) Section 3.21(f) of the Disclosure Schedules sets forth:

(i) the taxable years of each Group Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against any Group Company as a result of any examinations by any taxing authority have been fully paid.

(h) None of the Group Companies is a party to any Tax dispute by any taxing authority. There is no pending or threatened Tax dispute by any taxing authority.

(i) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, any Group Company for all Tax periods ending in the last three fiscal years.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Group Company.

(k) None of the Group Companies is a party to, or bound by, (i) any Tax indemnity, Tax-sharing or Tax allocation agreement or (ii) any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar rulings have been requested, entered into or issued by any taxing authority with respect to any Group Company.

(l) None of the Group Companies has been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group the common parent of which is the Company) for Tax purposes. None of the Group Companies has Liability for Taxes of any Person (other than a group the common parent of which is the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m) None of the Group Companies has agreed to make, nor is required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. None of the Group Companies has taken any action that could defer a Liability for Taxes of the Group Companies from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(n) No Shareholder Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(o) None of the Group Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) None of the Group Companies is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q) None of the assets of any of the Group Companies is property that such Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.22 Product Warranties. Section 3.22 of the Disclosure Schedules sets forth all the terms and conditions of any product or service express warranties given by any Group Company. The aggregate amount of Losses incurred by reason of allowances, customer dissatisfaction or Liabilities arising under such warranties and guarantees did not exceed $50,000 during any of the three (3) years preceding the date hereof.

Section 3.23 Performance Bonds. Section 3.23 of the Disclosure Schedules sets forth a true, correct and complete list of (a) all Contracts for which, or legal requirements pursuant to which, any Group Company has, or is required to provide, performance or surety bonds or similar instruments, (b)

the amount of such bonds, (c) the Person issuing such bonds, and (d) each such bond number (such bonds referenced thereon collectively, the “Performance Bonds”). Section 3.23 of the Disclosure Schedules further identifies all payments, if any, that have been made during the three (3) years preceding the date hereof under any Performance Bond.

Section 3.24 Accounts with Banks and Brokerages; Powers of Attorney. Section 3.24 of the Disclosure Schedules sets forth a true, correct and complete list of (a) the name of each financial institution or brokerage firm in which any Group Company has accounts or safe deposit boxes, (b) the names in which the accounts or boxes are held, (c) the type of account and (d) the name of each Person authorized to draw thereon or have access thereto. No Person holds a general or special power of attorney from any Group Company.

Section 3.25 Absence of Certain Business Practices. None of the Group Companies, Seller, or any of their respective Affiliates has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing business for any Group Company in violation of Law, (b) to pay for favorable treatment for business secured by any Group Company in violation of Law, or (c) to obtain special concessions or for special concessions already obtained, in each case for the benefit of any Group Company in violation of Law.

Section 3.26 Affiliate Interests. Except as set forth on Section 3.26 of the Disclosure Schedules, no Related Party of any Group Company: (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any Group Company or any Group Company’s business (including any Material Customer or Material Supplier); (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that any Group Company or any Group Company’s business uses or has used in or pertaining to the business of any Group Company; (c) has or has had any business dealings or a financial interest in any transaction with any Group Company or any Group Company’s business or involving any assets or property of any Group Company or any Group Company’s business; or (d) is or has been employed by any Group Company.

Section 3.27 Capital Expenditures. Section 3.27 of the Disclosure Schedules sets forth a true, correct and complete copy of the Group Companies’ capital expenditure budget, which budget sets forth the total amount of capital expenditures currently budgeted to be incurred by any Group Company in excess of $500,000 in the aggregate on any project or series of related projects, during the balance of any Group Company’s current fiscal year.

Section 3.28 Indebtedness. Except as set forth on Section 3.28 of the Disclosure Schedules, no Group Company has any Indebtedness (any Indebtedness set forth, or required to be set forth on, in Section 3.28 of the Disclosure Schedule, “Company Indebtedness”).

Section 3.29 Brokers. Except for that certain Letter Agreement by and among the Company and Seahawk Advisory Corp. (such party, “Seahawk Advisory” and such agreement, the “Seahawk Agreement”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Group Company.

Section 3.30 Full Disclosure. No representation or warranty by Seller in this Agreement, as modified by the Disclosure Schedules, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer as follows:

Section 4.01 Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.02 Title to Shares. Seller has good and marketable title to and is the legal and beneficial owner of the Shares, free and clear of any and all Encumbrances, and Seller has the right, authority and power to sell, assign and transfer such Shares pursuant to this Agreement and the other Transaction Documents. Upon delivery to the Buyer of certificates for such Shares at the Closing, the Buyer shall acquire good, valid and marketable title to such Shares, free and clear of any and all Encumbrance other than Encumbrances created by the Buyer on or after the Closing.

Section 4.03 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Seller; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party. No consent, approval, Permit, Order, declaration or filing with or notice to any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Brokers. Except for the Seahawk Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 4.05 Legal Proceedings. There are no Actions pending or, to the Knowledge of Seller, threatened against or by Seller or any Affiliate of Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 Tax Matters. At all times since its incorporation, Seller has validly been treated as an “S corporation” within the meaning of Code Section 1361(a). Seller has not taken any position on any Tax return nor has there been any act or omission by any Person that could form the basis for any revocation or invalidity of the Seller’s S corporation status.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.01 Organization and Authority of Buyer; Capitalization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The authorized and issued membership interests of Buyer consist of 1,000 Class A Membership Interests (as defined in the Buyer Limited Liability Company Agreement) (the “Buyer Equity”), all of which Buyer Equity is owned by a direct or indirect wholly owned Subsidiary of Parent. The Buyer Equity has been issued in compliance with applicable Laws and such issuance is not in violation of the Organizational Documents of Buyer or Parent or any other agreement to which Buyer or Parent is a party or by which they are bound.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Buyer is a party. No consent, approval, Permit, Order, declaration or filing with or notice to any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.05 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Group Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Group Companies for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of each Shareholder Party set forth in this Agreement (including related portions of the Disclosure Schedules) and each of the Transaction Documents.

ARTICLE VI

COVENANTS

Section 6.01 Confidentiality. Each of the parties has held in confidence all information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement. The Confidentiality Agreement and the obligations of the parties thereunder shall terminate on the Closing; provided, however, that any information provided by a Shareholder Party pursuant to Section 6.04(b) shall be held by Buyer subject to the same confidentiality requirements imposed on the Shareholder Parties in the respect to information regarding the Group Companies. From and after the Closing, the Shareholder Party shall, and shall cause each of its Affiliates to, hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence and not disclose, directly or indirectly, any and all information, whether written or oral, concerning the Group Companies, including any and all Trade Secrets, proprietary information, and confidential information of the Group Companies, except to the extent that such Shareholder Party can show that such information is or becomes publicly available through no fault of any Shareholder Party or any of their respective Affiliates or Representatives or to the extent necessary in connection with providing continuing services to any Group Company, in each case, at and in accordance with the request of such Group Company. If a Shareholder Party or any of its Affiliates or Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that such Shareholder Party or its Affiliates or Representatives are advised by their counsel in writing is legally required to be disclosed; provided, however, that such Shareholder Party shall use, and cause its Affiliates and Representatives to use, reasonable best efforts at Buyer’s expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02 Non-competition; Non-solicitation.

(a) Seller acknowledges the highly competitive nature of the business of the Group Companies. In connection with the sale of all of its Shares in the Company, including the Company’s goodwill and the goodwill of the Subsidiaries of the Company, in exchange for good and valuable consideration offered to Seller for its Shares, for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of the Shareholder Parties, including each of Joseph A. Ferrara, Leonard A. Ferrara, and each of Joseph J. Ferrara, Brian Ferrara and Alexander Ferrara (the “Non-Compete Parties”), agrees that he shall not, and shall not permit any of his Affiliates to, directly or indirectly, whether acting alone or as a partner, shareholder, member joint venture, equity or security holder, officer, director, employee, principal, agent, trustee, consultant, independent contractor or lender, (other than in connection with providing services to a Group Company or other Affiliate of Buyer, including any entity acquired by a Group Company or Buyer or its Affiliates after Closing, in each case, at and in accordance with the request of such Group Company) (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, joint venture, equity or security holder, officer, director, employee, principal, agent, trustee, consultant, independent contractor or lender; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Group Company and any customers or suppliers of such Group Company; provided, however, that Joseph A. Ferrara or Leonard A. Ferrara may request a consent from the Chief Executive Officer of Parent to engage in such activities described in subsections (i) and (ii) and, upon delivery of the Chief Executive Officer’s written consent to engage in the activities, Joseph A. Ferrara or Leonard A. Ferrara shall be permitted to engage in the activities described in and in accordance with such consent and its terms. Notwithstanding the foregoing, each of the Non-Compete Parties and their Affiliates may own, directly or indirectly, solely as an investment, securities of any Parent or Person traded on any national securities exchange only if such Non-Compete Party or Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person. Restricted Business shall not include businesses currently owned, directly or indirectly, by any Non-Compete Party, solely with respect to the services described in Section 6.02(a) of the Disclosure Schedules and to the extent provided to and at the request of a Group Company.

(b) During the Restricted Period, the Non-Compete Parties shall not, and shall not permit any of its Affiliates to, directly or indirectly, for themselves or another, solicit for employment any current or former employee, contractor, or consultant of a Group Company, encourage any such employee, contractor, or consultant to leave such employment or contract period with the Buyer or its Affiliates, or hire, retain, or otherwise utilize the services of (whether as an employee, consultant, volunteer or otherwise) any such employee, contractor, or consultant so solicited or encouraged, except pursuant to a general solicitation that is not directed specifically to any such employees, contractors, or consultants; provided, however, that nothing in this Section 6.02(b) shall prevent the Non-Compete Parties or any of their Affiliates from soliciting (i) after six (6) months any employee whose employment or contract has been terminated by any Group Company or Buyer or (ii) after six (6) months from the date of termination of employment or contract period, any employee, contractor, or consultant whose employment or contract has been terminated by the employee, contractor, or consultant.

(c) During the Restricted Period, the Non-Compete Parties shall not, and shall not permit any of its Affiliates to, directly or indirectly, for themselves or on behalf of another, solicit or entice, or attempt to solicit or entice, any Person that (i) was on the Closing Date a client or customer of any Group Company, (ii) is a Material Customer, (iii) to the knowledge of such Non-Compete Party is, on the Closing Date, or has been within two (2) years prior to that time, a client or customer of any Group Company or potential client or customer of any Group Company, or (iv) to the knowledge of such Non-Compete Party is, on the Closing Date, or has been within two (2) years prior to that time, actively solicited by any Group Company to become a client or customer of any Group Company, with the intent of diverting their business or services from such Group Company, including by requesting, advising or inducing such Person to withdraw, curtail or cancel, or engage in other activity that could adversely affect, the relationship such Person has with such Group Company.

(d) The Non-Compete Parties acknowledge and agree (i) that the provisions of, and Seller’s obligations under, Section 6.01 and Section 6.02 are reasonable in scope and necessary for the protection of the Buyer and its legitimate business interests, and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, (ii) that any of the Non-Compete Parties’ breach or threatened breach of any provision or obligation in this Section 6.01 or Section 6.02 would give rise to irreparable harm to Buyer for which monetary damages would not be an adequate remedy, and (iii) that Buyer shall be entitled to seek and obtain, in addition to any and all other rights and remedies that may be available to it in respect of such breach, equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, to prevent and/or remedy such a breach of threatened breach (without first having to demonstrate any actual damage, post any bond or furnish any other security interest thereof). In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, the Buyer’s right to receive monetary damages shall not be a bar, or be interposed as a defense, to the granting of such relief. The Buyer’s right to injunctive relief is in addition to, and not in lieu of, any other rights and remedies available to it or them under law or in equity. For purposes of clarification, the rights and remedies that may be available to Buyer in respect of a breach of Section 6.01 or Section 6.02 shall not be limited, affected or diminished in any manner by Section 9.08.

(e) In the event that any covenant contained in Section 6.01 or Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Law. The covenants contained in Section 6.01 and Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) If any Non-Compete Party, or any Affiliate of any Non-Compete Party, violates this Section 6.02, then the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such violation began until such violation permanently ceases.

Section 6.03 Governmental Approvals and Consents.

(a) Except for those Contracts set forth on Section 3.04 of the Disclosure Schedule which are noted under the heading “consents or notices that are required under contract that Buyer and Seller have agreed will not be obtained or given prior to the Closing”, if any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any Group Company is a party is not obtained prior to the Closing (the “Post-Closing Consents”), Seller shall, subsequent to the Closing, cooperate with Buyer and such Group Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such Post-Closing Consents are not obtained prior to or at Closing, Seller shall use its commercially reasonable best efforts to provide such Group Company with the rights and benefits of the affected Contract for the term thereof (without requiring Seller to make any material payments to the counterparty to such Contract or commence any material legal action against the counterparty to such Contract), and, if Seller provides such rights and benefits, such Group Company shall assume all obligations and burdens thereunder.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or any Group Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Nothing in this Agreement shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, any Group Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.04 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall (i) retain or cause the Group Companies to retain the books and records (including personnel files and payroll records) of the Group Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Group Company and in accordance with Laws; and (ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any Group Company after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, each Shareholder Party shall: (i) retain the books and records (including personnel files and payroll records) of such Shareholder Party that relate to the Group Companies and each Group Company’s operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer or the Group Companies reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05 Use of Name. All uses of the names “Ferrara”, “Ferrara Bros.”, “Ferrara Bros. Building Materials”, “Ferrara West”, “Aggregate Concrete Testing” and any derivations thereof (including any Intellectual Property related thereto) are assets of the Group Companies and, as such, are being transferred to Buyer hereunder (collectively, the “Company Names”). Seller agrees that it will not take any action that reasonably could be expected to adversely affect Buyer’s or any Group Company’s right to the Company Names or cause confusion with respect to Buyer’s, any Group Company’s or any of their Affiliates’ use of the Company Names. All goodwill with respect to the use of the Company Names shall inure to the benefit of Buyer, the Group Companies and their Affiliates and neither any Shareholder Party nor any of their respective Affiliates shall have any rights to sue or recover against any Person with respect to the use of those names. Except as permitted pursuant to the License, immediately following the Closing, Seller shall coordinate with Buyer to file all required documents with the applicable Governmental Authorities to (a) change any name of any Affiliate of Seller to a new name bearing no resemblance to its present name so as to make such Affiliate’s present name available to Buyer and (b) withdraw any applications for use of any dba or other assumed name in each jurisdiction in which an Affiliate of Seller has filed for the right to use such name(s). From and after the Closing Date and for so long as the Seller and its applicable Affiliates are in compliance with the License (such period, the “License Term”), the Buyer grants the Seller and certain Affiliates set forth on Section 6.05 of the Disclosure Schedules a royalty-free, fully-paid-up, non-exclusive, non-transferable license (the “License”) to use the names set forth on, and in connection with, and solely to the extent of, the businesses described on, Section 6.05 of the Disclosure Schedules. Upon the expiration of the License Term, Seller, each Shareholder Party, and each of their respective Affiliates shall, and each Holdco Seller shall cause Seller and each of its Affiliates to, cease all use of and be prohibited from using the Company Names.

Section 6.06 Public Announcements. Unless otherwise required by Law or stock exchange requirements (based upon the announcing party’s good faith determination and the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media or otherwise publically disclose to any third party not constituting a party’s Representative without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned, or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that, for the avoidance of doubt, Parent shall be permitted to disclose in its filings with the Securities and Exchange Commission and similar public filings and disclosures the transactions contemplated hereby, including the Transaction Documents, without the consent of any party.

Section 6.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.08 Act II Services. Seller and each Shareholder Party shall use commercially reasonable efforts to cause Aggregate & Cement Trucking, LLC (“ACT II”) to provide the cement trucking services currently provided to the Group Companies by Act on substantially the same commercial terms as currently in effect, including at substantially the same rates as currently in effect for a period of twenty-four (24) months.

Section 6.09 Cash Balance Plan. Seller (a) shall use reasonable commercial efforts to terminate the Cash Balance Plan within one hundred twenty (120) days after the Closing and (b) shall provide Buyer with copies of all applicable termination documents. For the avoidance of doubt such Cash Balance Plan is and shall at all times be deemed an Excluded Asset.

Section 6.10 Issuance of Shares. Buyer shall cause Parent to deliver to the Parent’s transfer agent on the eleventh consecutive Trading Day subsequent to the Closing Date instructions to transfer to each Holdco Seller such Holdco Seller’s Allocation Percentage of the Stock Purchase Price, as required by and in accordance with the terms of this Agreement and the Subscription Agreement, and Buyer shall simultaneously deliver to Seller’s Representative a copy of such notice.

ARTICLE VII

TAX MATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Group Companies, their Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Group Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Group Companies in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, any of the Group Companies, any of their Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Group Companies) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Group Companies after the Closing Date with respect to a Pre-Closing Tax Period, with the exception of any federal or state subchapter S corporate tax return.

(i) Seller shall prepare the S corporation Tax Returns in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least forty (40) days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Seller and Buyer are unable to reach such agreement within ten (10) days after receipt by Seller of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then, if necessary, amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.

(ii) In the case of a Tax Return other than an S corporation Tax Return, Seller shall reimburse Buyer for all reasonable expenses actually incurred by Buyer in the preparation of any such Tax Returns with respect to a Pre-Closing Tax Period within fifteen (15) Business Days after the delivery to Seller’s Representative of an invoice listing all such expenses. Any such Tax Return (other than the S corporation returns) shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty (40) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return (other than the S corporation returns), it shall, within fifteen (15) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then, if necessary, amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of any Group Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Group Company shall be terminated as of the Closing Date. After such date, no Group Company, Seller or Seller’s Affiliate and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification.

(a) Seller shall indemnify each Group Company, Buyer and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21 or Section 4.06; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Pre-Closing Taxes; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Group Company (or any predecessor of any Group Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any Person imposed on any Group Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (f) any and all Taxes of any Person imposed on any Group Company, Buyer or any Buyer Indemnitee arising from or related to the Reorganization; provided, however, that Losses pursuant to this Section 7.03(a) shall not include any Loss suffered by Buyer or the Company as a result of the failure of the purchase of the Company stock by Buyer to be treated as the purchase of the Company assets for federal and state income tax purposes pursuant to Section 1361 of the Code, including any Loss attributable to the failure of the transaction to result in a step up in basis of the Company assets for federal and state income tax purposes; provided, however, that in the case of clauses (c), (d), (e) and (f) above, Seller shall not be liable for any Taxes treated as a Liability in the calculation of Net Working Capital or reflected in the amount of accruals for Taxes (excluding reserves for deferred Taxes) included on the Interim Balance Statement, as such accruals are adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Group Companies. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of any Group Company that are the responsibility of Seller pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by Buyer or such Group Company.

(b) Buyer shall, without duplication, indemnify each Seller Indemnitee and hold them harmless from and against any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VII in accordance with its terms.

(c) The indemnifications provided in this Section 7.03 shall not be subject to any baskets, caps, thresholds, or other limitations set forth in Article IX.

Section 7.04 Straddle Period. In the case of Taxes that are payable by any Group Company with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount that would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by any Group Company, Buyer or any of Buyer’s Affiliates that involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder unless, and solely to the extent, such failure materially prejudices Seller’s ability to defend against such claim. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 7.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Group Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the aggregate purchase price for the Shares by the parties for Tax purposes, unless otherwise required by Law.

Section 7.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver or extension thereof) plus sixty (60) days.

Section 7.09 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may conflict with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern and control.

ARTICLE VIII

SELLER’S REPRESENTATIVE

Section 8.01 Appointment of the Seller’s Representative. Seller hereby appoints the Seller’s Representative as the sole agent of Seller to act on behalf of Seller regarding any matter relating to or arising under this Agreement and any document entered into in connection herewith and the transactions contemplated hereby and thereby, including for the purposes of: (a) receiving any payments due from the Buyer that are required under the terms of this Agreement or any other document entered into in connection herewith to be paid to Seller and, where applicable, distributing such payments to Holdco Sellers, pro rata based on their ownership of Seller; (b) taking any action on behalf of Seller that may be necessary or desirable, as determined by the Seller’s Representative in its sole discretion, in connection with this Agreement, including in connection with the Cash Purchase Price adjustments provided for in Section 2.04, closing procedures provided for in Section 2.05, and the Tax covenants provided for in Section 7.01; (c) executing and delivering, on behalf of Seller, any notices, amendments, documents or certificates to be executed by Seller in connection with this Agreement or any document entered into in connection herewith and the transactions contemplated hereby and thereby; and (d) granting any waiver, consent or approval on behalf of Seller under this Agreement or any document entered into in connection herewith. As the representative of Seller under this Agreement and each other document entered into in connection herewith, the Seller’s Representative shall act as the agent for Seller and shall have authority to bind Seller in accordance with this Agreement and each other document entered into in connection herewith.

Section 8.02 Buyer Reliance. Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Seller’s Representative in connection with this Agreement and any other document entered into in connection herewith and the transactions contemplated hereby and thereby. Buyer is entitled to deal exclusively with the Seller’s Representative on all matters relating to this Agreement and any other document entered into in connection herewith and the transactions contemplated hereby and thereby. Any action taken or not taken or decisions, communications or writings made, given or executed by the Seller’s Representative, for or on behalf of Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by Seller. Any notice or communication delivered by Buyer to the Seller’s Representative shall be deemed to have been delivered to Seller. Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by Seller in connection with this Agreement or any document entered into in connection herewith and the transactions contemplated hereby and thereby unless the same is made, given or executed by the Seller’s Representative in writing.

Section 8.03 Appointment as Attorney-in-Fact and Agent. Seller hereby appoints the Seller’s Representative as Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in Seller’s name, place and stead, in any and all capacities, in connection with this Agreement and any other document entered into in connection herewith and the transactions contemplated hereby and thereby, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Agreement or any other document entered into in connection herewith and the transactions contemplated hereby and thereby as fully to all intents and purposes as Seller might or could do in person. The grant of authority provided for in this Section 8.03: (a) is coupled with an interest and is being granted, in part, as an inducement to the Company, Seller and Buyer to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy, dissolution or liquidation of Seller and will be binding on any successor thereto; and (b) may be exercised by the Seller’s Representative acting by signing as Seller’s Representative of Seller.

Section 8.04 Limitation on the Seller’s Representative’s Liability. Without limitation to its obligations under this Agreement or any other document entered into in connection herewith wherein the Seller’s Representative acts in a capacity as the Seller’s Representative, the Seller’s Representative shall have no liability to Buyer for any default under this Agreement or any other document entered into in connection herewith, in each case, by Seller except with respect to actions taken or omitted to be taken in its capacity as the Seller’s Representative. Except for fraud, criminal activity, gross negligence or willful misconduct on its part, the Seller’s Representative (a) shall have no liability to Seller under this Agreement or any other document entered into in connection herewith for any act or omission by the Seller’s Representative on behalf of Seller and (b) will not assume any, and will incur no, liability whatsoever to Seller because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement. Seller’s Representative shall be entitled to rely on advice of counsel in connection with providing its services hereunder.

Section 8.05 Replacement of Seller’s Representative. The Seller’s Representative may be removed by action of Seller and such removal shall be effective upon (x) written notice to the Seller’s Representative and Buyer and (y) appointment of a replacement Seller’s Representative reasonably acceptable to Buyer. If the Seller’s Representative: (a) is removed by Seller or (b) resigns from its position as Seller’s Representative, then Seller shall, as promptly as practicable thereafter, appoint a replacement Seller’s Representative, which replacement Seller’s Representative shall be reasonably acceptable to Buyer. Such appointment shall be effective upon delivery of at least two (2) Business Days’ prior written notice to Buyer and, thereafter, the replacement Seller’s Representative shall be deemed to be the Seller’s Representative for all purposes of this Agreement.

Section 8.06 Fees and Expenses. The Seller’s Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder but will be entitled to the payment of all of its out-of-pocket expenses incurred as Seller’s Representative in connection with this Agreement and the other documents entered into in connection herewith, which such expenses shall solely be paid from Seller.

Section 8.07 Limitation on the Seller’s Representative’s Duties. The Seller’s Representative shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with Seller or Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Seller’s Representative shall be read into this Agreement or otherwise be imposed on the Seller’s Representative. In performing its functions and duties under this

Agreement, the Seller’s Representative shall act solely as the agent for Seller and shall not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any other Person. The Seller’s Representative shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or Law.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that (a) the representations and warranties in each of Section 3.01, Section 3.02, Section 3.03, Section 3.29, Section 4.01, Section 4.02, Section 4.04, Section 5.01, Section 5.02, and Section 5.03 shall survive indefinitely, (b) the representations and warranties in Section 3.18 shall survive until the date that is five (5) years from the Closing Date, (c) the representations and warranties in Section 3.20 shall survive until the date that is six (6) years from the Closing Date, and (d) the representations and warranties in Section 3.19, Section 3.21 and Section 4.06 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver or extension thereof) plus sixty (60) days. Subject to the limitations and other provisions of this Agreement, Seller’s indemnification obligations pursuant to Section 9.02(f) shall survive until the date that is five (5) years from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification by Seller. Subject to the other terms and conditions of this Article IX, Seller shall indemnify and defend each of Buyer and its Affiliates (including, after Closing, each of the Group Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or any Group Company in any Transaction Document, including any of the representations or warranties contained in Article III or Article IV or any certificate or instrument delivered by or on behalf of Seller or any Group Company pursuant to this Agreement, or any allegation by a third party that, if true, would constitute such an inaccuracy or breach, the;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any of its respective Affiliates (including any covenant, agreement or obligation to be performed by any Group Company on or prior to the Closing) pursuant to any Transaction Document or any allegation by a third party that, if true, would constitute such a breach or non-fulfillment;

(c) any Closing Indebtedness or Transaction Expenses to the extent not set forth on the Payoff Letters or otherwise reflected in and adjusted for in the Final Closing Statement;

(d) any claim asserted by any Person who is or was, or who claims to be or to have been, the holder of, or entitled to acquire or receive, any Shares, equity interest, option or other security of any Group Company or who claims any consideration with respect thereto;

(e) any indemnification obligations owing by any Group Company to any past or present officers, directors, employees, former employees or independent contractors of any Group Company (whether under Law, any Organizational Document, any current indemnification agreement, this Agreement or otherwise) with respect to claims made against such past or present officers, directors, employees, former employees or independent contractors which (i) are asserted on or prior to the Closing Date or (ii) arise or are based, in whole or in part, on any events, activities or actions occurring on or prior to the Closing Date or conditions caused or contributed to on or prior to the Closing Date;

(f) any (i) Environmental Claim based upon or arising out of any action, inaction, event, failure to act, circumstance or condition occurring or existing (including, in each case, with or without notice or lapse of time or both) on or prior to the Closing Date, (A) which is not instituted by a Buyer Indemnitee from or as a result of its own independent investigation or independent action, in each case, absent an affirmative obligation under any Environmental Law, Environmental Notice, Environmental Permit to make such an investigation or take such an action (in the case of such an obligation any such Environmental Claim shall be included in this clause (i), or (B) which is required by, imposed by, initiated by, or otherwise necessary or appropriate to comply with any Environmental Law, Environmental Notice, Environmental Permit or any request or requirement of a Governmental Authority (regardless of whether required by, imposed by, initiated by, a Buyer Indemnitee or otherwise) or (ii) presence or Release of any Hazardous Material (A) on, at, to or from any property currently owned, operated or leased by any Group Company, (B) on, at, to or from any property formerly owned, operated or leased by any Group Company during the time of any Group Company’s (or any other Person’s to the extent such Person would qualify as a Group Company at such time) ownership, operation or lease of such property, or (C) on, at, to or from any location where Hazardous Materials were disposed of, transported to or transferred by or on behalf of any Group Company on or prior to the Closing Date and, in each case, any subsequent migration of such Hazardous Materials; provided, however, that Losses pursuant to this Section 9.02(f) shall not include any Loss suffered by Buyer or the Company based upon or arising out of an Environmental Claim with respect to the property located at 160 East 22nd Street, Bayonne NJ 07002;

(g) any Action set forth on, or required to be set forth on, Section 3.16(a) of the Disclosure Schedules;

(h) any breach of the Confidentiality Agreement or the Letter Agreement by Seller, any Group Company, or any of their respective Representatives to the extent such breach is based upon, relating to or arising out of events, actions or failures to act occurring on or prior to the Closing;

(i) any Excluded Asset;

(j) the Reorganization; provided, however, that Losses pursuant to this Section 9.02(j) shall not include any Loss suffered by Buyer or the Company as a result of the failure of the purchase of the Company stock by Buyer to be treated as the purchase of the Company assets for federal and state income tax purposes pursuant to Section 1361 of the Code, including any Loss attributable to the failure of the transaction to result in a step up in basis of the Company assets for federal and state income tax purposes; or

(k) any Action relating to any matter referred to in clauses (a) through (j) above (including any Action commenced by any Buyer Indemnitee for the purpose of enforcing its rights under this Agreement, including this Article IX).

Section 9.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer in any Transaction Document, including any of the representations or warranties contained in Article V or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, or any allegation by a third party that, if true, would constitute such an inaccuracy or breach;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or any of its Affiliates (including any covenant, agreement or obligation to be performed by any Group Company after the Closing) pursuant to any Transaction Document or any allegation by a third party that, if true, would constitute such a breach or non-fulfillment; or

(c) Any breach of the Confidentiality Agreement or the Letter Agreement by Parent, Buyer or any of their respective Representatives (excluding, in each case, any Group Company) to the extent such breach is based upon, relating to or arising out of events, actions or failures to act occurring prior to Closing.

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds on a cumulative basis $366,000, in which event Seller shall be required to pay or be liable for all such Losses in excess thereof; provided, however, that the limitation set forth in this Section 9.04(a) shall not apply to Losses, or a claim for indemnification, based upon or arising out of (i) any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.19, Section 3.21, Section 3.29, Section 4.01, Section 4.02, Section 4.04 and Section 4.06, or (ii) any (A) fraud, (B) intentional or willful misrepresentation, or (C) criminal activity, determined by a court of Law to be criminal, by Seller or, to the extent occurring prior to the Closing, any Group Company (the “Buyer Basket Exclusions”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds on a cumulative basis $366,000 in which event Buyer shall be required to pay or be liable for all such Losses in excess thereof; provided, however, that the limitation set forth in this Section 9.04(b) shall not apply to Losses, or a claim for indemnification, based upon or arising out of (i) any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02, and Section 5.03 (the “Seller’s Basket Exclusions”) or (ii) any (A) fraud, (B) intentional or willful misrepresentation, or (C) criminal activity, determined by a court of Law to be criminal, by Buyer.

(c) The aggregate liability of Seller under Section 9.02(a) (excluding claims based upon or arising out of any inaccuracy in or breach of Section 3.18 or any Buyer Basket Exclusions), on the one hand, and the aggregate liability of Buyer under Section 9.03(a) (excluding claims based upon or arising out of any of the Seller Basket Exclusions), on the other, to indemnify the Buyer Indemnitees or the Seller Indemnitees, respectively, shall not exceed fifteen percent (15%) of the Purchase Price, respectively (with respect to Seller, the “Non-Environmental Cap”).

(d) The aggregate liability of Seller under both (i) Section 9.02(a) for claims based upon or arising out of the inaccuracy in or breach of Section 3.18, and (ii) Section 9.02(f) (in each case, excluding claims based upon or arising out of any inaccuracy in or breach of any Buyer Basket Exclusions), to indemnify the Buyer Indemnitees, shall not exceed fifteen present fifteen percent (15%) of the Purchase Price (the “Environmental Cap”). Notwithstanding any other provision in this Agreement, (i) Buyer Indemnitees may only recover once and without duplication for the same Loss incurred under or with respect to Section 3.18 and Section 9.02(f) and (ii) any Losses based upon or arising out of any provision other than (A) Section 9.02(a) for claims based upon or arising out of the inaccuracy or breach of Section 3.18 and (B) Section 9.02(f) (in each case, excluding claims based upon or arising out of any inaccuracy in or breach of any Buyer Basket Exclusion thereunder or otherwise), shall be exclusively included in and counted against the Non-Environmental Cap and shall not be included or deemed to be included and counted against the Environmental Cap.

(e) Notwithstanding anything herein to the contrary, the aggregate liability of Seller, on the one hand, and Buyer and the Group Companies, on the other, for all claims shall not exceed an amount equal to the Purchase Price (except in the case of any (i) fraud, (ii) intentional or willful misrepresentation, or (iii) criminal activity, determined by a court of Law to be criminal, it being understood that, notwithstanding anything to the contrary in this Agreement, nothing shall preclude or limit any Losses or claims based on any such fraud, intentional or willful misrepresentation, or criminal activity).

(f) For purposes of determining the existence of an inaccuracy in any representations or warranties, the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements and calculating Losses hereunder, any materiality, Material Adverse Effect, or similar qualifications in the representations, warranties, covenants and agreements shall be excluded from, given no effect and be otherwise disregarded.

(g) In the event a Group Company or any of their Subsidiaries suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then the Buyer shall also be deemed, by virtue of its ownership of the Shares, without duplication to have incurred Losses as a result of and in connection with such inaccuracy or breach.

(h) Seller waives, and acknowledges and agrees that Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Buyer or against any Group Company in connection with any indemnification obligation or any other Liability to which Seller may become subject under or in connection with this Agreement or any Transaction Document.

Section 9.05 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not be entitled to assume the defense, contest, or prosecute such Third Party Claim, or any portion thereof, if (i) the Third-Party Claim, or any portion thereof, relates to any criminal activity or Action, (ii) the Third-Party Claim primarily seeks an injunction or non-monetary or equitable relief against the Indemnified Party, (iii) the amount in dispute exceeds the maximum amount for which the Indemnifying Party can then be liable pursuant to this Article IX in light of the limitations on indemnification contained in this Article IX, if applicable, and any prior indemnification claims paid or outstanding (unless the Indemnified Party agrees to waive such limitations on indemnification contained in this Article IX, if applicable, with respect to such dispute), (iv) the Indemnifying Party does not agree in writing that it is obligated to pay all Losses arising from or related to such Third-Party Claim subject only to the limitations on indemnification contained in this Article IX, if applicable, (v) the Indemnifying Party does not, upon assumption thereof in accordance herewith, conduct the defense of such Third-Party Claim actively and diligently, (vi) such Third-Party Claim includes as the named parties in any such claim both the Indemnifying Party and the Indemnified Party and the Indemnifying Party or the Indemnified Party reasonably determine upon the advice of counsel that representation of both parties by the same counsel would be prohibited by applicable codes of professional conduct, or (vii) the Third Party Claim is asserted directly or indirectly by a customer or supplier, including any Material Customer or Material Supplier, of any Group Company; provided that the Indemnified Party agrees to consult with the Indemnifying Party in connection with Third Party Claims described in subsections (iii) through (vii) of this Section 9.05(a). In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, however, that, if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall, subject to the provisions of this Article IX (including Section 9.04 hereof), be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction where the Indemnified Party determines counsel is reasonably required. If the Indemnifying Party elects not to compromise or defend such Third Party claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to actively and diligently prosecute the defense of such Third Party Claim, or is not entitled to assume the defense of (or subsequently fails to be entitled to continue to assume the defense of) such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise or defend such Third Party Claim and shall be entitled, subject to the provisions of this Article IX, to seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim(including the advancement of its attorneys’ fees and expenses in defending such Third Party Claim). Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available pertinent records and other information in the possession or control of the non-defending party relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party shall enter into settlement or consent to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, in each case, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to promptly assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Group Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that should a Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the Reference Rate. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) If an Indemnifying Party breaches its obligation to pay any amount hereunder, the Indemnified Party may, in addition to any other rights or remedies it may have, proceed against (i) any securities, payments or other property, directly or indirectly, owned by or owed to any member of the Indemnifying Party, including, with respect to Seller, the Parent Common Stock or any securities, payments, or other property owned or owed under any other Transaction Document (the “Designated Property”) and (ii) the Designated Funds; provided, however, that any payments to be paid pursuant to Section 9.05 of the Buyer Limited Liability Company Agreement shall not be subject to this Section 9.06(b). The Indemnifying Party shall have the right to elect (by providing notice to the Indemnified Party) whether any Losses required to be paid pursuant to this Section 9.06(b) are paid and recovered either from (A) the Designated Property or (B) the Designated Funds, in each case, to the extent, and solely to the extent, (x) sufficient recovery, funds or property are available thereunder and (y) no dispute exists between the parties as to such obligation; provided, however, that if such notice of election is not delivered by the Indemnifying Party within thirty (30) days after the Indemnifying Party receives notice of an agreed or finally adjudicated amount hereunder, the Indemnified Party may make such election at its sole and absolute discretion.

(c) Seller and each Shareholder Party agree as follows:

(i) At Closing, $4,000,000 of the Cash Purchase Price shall be deposited by Seller, and held by Seller, in a separate and distinct account not subject to any security interests or Encumbrance of any kind (the “Designated Funds”), other than the restrictions and terms of this Agreement; provided, however, that in the event no claims have been made pursuant to this Section 9.06 against the Designated Funds prior to the nine (9) month anniversary of the Closing, fifty percent (50%) of such Designated Funds shall be released and the Designated Funds shall be reduced to $2,000,000 from such nine (9) month anniversary until the eighteen (18) month anniversary of the Closing Date.

(ii) From and after the Effective Time (as defined in the Subscription Agreement) until the termination of the Restricted Share Transfer Period, (A) the Parent Common Stock issued pursuant to the Subscription Agreement shall be held by each Holdco Seller to whom it was issued pursuant to such Subscription Agreement; (B) each Holdco Seller agrees to hold such Parent Common Stock for such Restricted Share Transfer Period; and (C) each Holdco Seller agrees not Transfer or permit any Encumbrance on the Parent Common Stocks of any kind. For purposes of this Agreement, (A) “Transfer” means any, direct or indirect, transfer, sale, assignment, pledge, hypothecation or other disposition of any Restricted Securities, whether voluntary or involuntary, or any agreement to transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Restricted Security, including any such transfer, sale, assignment, pledge, hypothecation, disposition by operation of law or otherwise to an heir, successor or assign; (B) the term “Transferred” shall have a correlative meaning; and (C) the term “ Restricted Share Transfer Period” shall mean the period commencing on the Effective time and terminating on the later of: (1) the six (6) months anniversary of the Effective Time and (2) in the event a claim is asserted by a Buyer Indemnitee pursuant to Article IX on or prior to such six (6) month anniversary, the date on which all such claims are finally and fully resolved by the parties.

(iii) In the event that Seller breaches its obligation to pay any amount pursuant to this Section 9.06, Seller shall, upon written notice from Buyer, promptly pay and release an amount equal to the unpaid obligation owed by Seller from the Designated Funds or the Designated Property.

(iv) Seller agrees, and each Shareholder Party agrees to cause Seller, to hold and distribute the Designated Funds in accordance with the terms of this Section 9.06.

(v) Nothing contained in this Section 9.06(c) shall in any way limit Buyer Indemnitees’ right to seek and obtain any remedy or indemnification under the Agreement.

(d) Each Indemnifying Party shall take any and all actions, including granting any powers of attorney, stock transfer powers, or other authorizations amending any Contracts, to permit any such recourse described in this Section 9.06.

(e) Each Holdco Seller agrees to cause Seller to take any and all actions required by, and shall not permit Seller to take any actions in conflict with, this Section 9.06. Further, in the event that Seller breaches its obligation to pay any amount due pursuant to this Section 9.06, including any Losses hereunder (such amounts not paid, “Seller Indemnification Amounts”), each Holdco Seller shall be liable for, and hereby agrees to pay, any such Seller Indemnification Amounts and the Buyer Indemnitees shall be permitted and may recover such Seller Indemnification Amounts directly from each Holdco Seller on a several, and not joint and several basis; provided, however, that (i) no Holdco Seller shall be responsible for more than its Allocation Percentage of any particular claim made pursuant hereto, and (ii) the maximum aggregate Liability of any Holdco Seller hereunder for all claims made pursuant to this Section 9.06 shall not exceed the product of (1) such Holdco Seller’s Allocation Percentage and (2) the Purchase Price.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the aggregate purchase price for the Shares for Tax purposes, unless otherwise required by Law.

Section 9.08 Exclusive Remedies. Subject to Section 6.02(d) and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from any fraud, intentional or willful misrepresentation, or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Agreement shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s any fraud, intentional or willful misrepresentation, or criminal activity.

Section 9.09 Calculation of Losses. All Losses under this Article IX will be determined net of (a) any Third Party Awards actually recovered by the applicable Seller Indemnitee or Buyer Indemnitee with respect to the specific Loss claimed, (b) any Tax refund, Tax credit or reduction in Tax resulting or arising from such Losses, in each case, to the extent, and solely to the extent, realized by the applicable Buyer Indemnitee or Sellers’ Indemnitee (it being agreed that such Tax refund, credit or reduction will be deemed realized for purposes of this Section 9.09 at the time that it is reflected on a Tax Return of the applicable Buyer Indemnitee or Sellers’ Indemnitee) to the extent not then disputed by the applicable taxing authority or Governmental Authority, (c) any amount that specifically pertains to such Loss and is taken into account and reflected in the calculation of Closing Working Capital as shown on the Final Closing Statement. Each Buyer Indemnitee or Seller Indemnitee, as applicable, shall use commercially reasonable efforts to seek full recovery under all applicable insurance policies that may cover a Loss to the same extent as they would if such Loss were not subject to indemnification or other recovery hereunder. In the event that a Tax refund, Tax credit or reduction in Tax is realized as contemplated by the foregoing clause (b) of this Section 9.09, a Third Party Award is actually recovered by the applicable Seller Indemnitee or Buyer Indemnitee with respect to a specific Loss for which any such Buyer Indemnitee or Seller Indemnitee has been fully indemnified or otherwise recovered fully hereunder, then a refund equal to the aggregate net amount of the Tax refund, Tax credit or reduction in Tax or recovery (after reduction for all costs and expenses incurred in connection with obtaining such recovery) shall be made promptly to the applicable Buyer Indemnitee or Seller Indemnitee providing the indemnity or other recovery.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, Representatives, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company:	Ferrara Bros. Building Materials Corp. 120-05 31st Ave. Flushing, NY 11354 Facsimile No.: (718) 939-5511 E-mail: jjferrara@ferraraconcrete.com

If to Seller:	Ferrara Family Holding Corp. 15 Saint Paul’s Place Garden City, NY 11530

with copies to (which shall not constitute notice):

Withers Bergman LLP

430 Park Avenue

New York, NY 10022

Attn: Alan S. Jacobs, esq.

Facsimile No.: (212) 848-9888

E-mail: alan.jacobs@withersworldwide.com

and

Lewis Rice

600 Washington Avenue

Suite 2500

St. Louis, MO 63101

Attn: Gregory R. Beekman, Esq.

Facsimile No.: (314) 612-7684

E-mail: gbeekman@lewisrice.com

If to Buyer:	331 N. Main Street Euless, Texas 76039 Facsimile No.: 817-835-4165 Attention: William J. Sandbrook

with copies to (which shall not constitute notice):	331 N. Main Street Euless, Texas 76039 Facsimile No.: 817-835-4165 Attention: Paul M. Jolas

One Bryant Park New York, NY 10036-6745 Facsimile No.: (212) 872-1002 E-mail: kberchem@akingump.com Attention: Kerry Berchem

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” “including” or any variation thereof shall be deemed to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; and (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. References to any Laws shall be deemed to include any and all rules and regulations promulgated thereunder and shall refer to such Laws, rules and regulations as amended from time to time and include any successor legislation thereto; provided, however, that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any Laws, rules and regulations, the reference to such Laws, rules and regulations means such Laws, rules and regulations as in effect at the time of such violation or alleged violation and only such Laws, rules and regulations as to which the Governmental Authority that enacted or promulgated such Laws, rules and regulations has jurisdiction over such Person, thing or matter as determined under the Laws, rules and regulations of the United States as required to be applied thereunder by a state or federal court sitting in the State of New York. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number shall include the plural and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or any exhibits attached to this Agreement shall not be deemed to establish a threshold for materiality or to establish the standard for whether a particular act or agreement is within or outside the ordinary course of business for purposes of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. As used in this Agreement, the word “day” shall mean a calendar day and not a Business Day. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than as set forth in the Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed, and any attempted assignment in violation of this Section shall be null and void ab initio; provided, however, that Buyer may, without the prior written consent of any party, assign all or any portion of its rights under this Agreement to any Affiliate of Buyer now in, or hereinafter to come into, existence, any Person from which it has borrowed money or any Person to which the Buyer or any of its Affiliates proposes to sell, directly or indirectly, all or substantially all of the Shares or assets of a Group Company and Seller may, without the prior consent of any party, assign all or any portion of its rights under this Agreement to the Shareholder Parties. No assignment shall relieve the assigning party or any guarantor of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT IN ACCORDANCE WITH 0 OF THIS AGREEMENT TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) Process in any action or proceeding referred to in this Section may be served on any party through the procedures established for notice herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law to the fullest extent permitted by Law.

Section 10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.12 Specific Performance. Subject to the provisions of this Agreement, the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Conflicts and Privilege. Buyer and the Company hereby agree that, in the event a dispute arises after the Closing between Buyer or the Company, on the one hand, and Seller or any of the Shareholder Parties (the “Seller Group”), on the other, Withers Bergman LLP and/or Lewis Rice LLC may represent Seller Group in such dispute even though the interests of Seller Group may be directly adverse to the Company, and even though Withers Bergman LLP and Lewis Rice LLC may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company. Buyer, Seller and the Company further agree that, as to (i) all communications solely between Withers Bergman LLP, on the one hand, and the Company and Seller Group, on the other, and (ii) all communications solely between Lewis Rice LLC, on the one hand, and the Company and Seller Group that relate in any way to the transactions contemplated by this Agreement, the attorney-

client privilege and the expectation of client confidence belongs to Seller Group and may be controlled by Seller Group, and shall not pass to or be claimed or controlled by the Company; provided, however, that Seller’s Representative shall waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other Transaction Documents. Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Company and a Person other than Seller Group after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Withers Bergman LLP or Lewis Rice LLC to such Person and both Withers Bergman LLP and Lewis Rice LLC shall provide such information as requested by the Company; provided, however, that the Company may not waive such privilege without the prior written consent of Seller’s Representative, which consent will not be unreasonably withheld.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

COMPANY: FERRARA BROS. BUILDING MATERIALS CORP.

By:	/s/ Joseph A. Ferrara
Name:	Joseph A. Ferrara
Title:	President

SELLER: FERRARA FAMILY HOLDING CORP.

By:	/s/ Joseph A. Ferrara
Name:	Joseph A. Ferrara
Title:	President

SELLER’S REPRESENTATIVE:

/s/ Joseph J. Ferrara
Joseph J. Ferrara

Signature Page to Share Purchase Agreement

BUYER:

USCF&B ACQUISITIONCO, LLC

By:	/s/ Kevin R. Kohutek
Name:	Kevin R. Kohutek
Title:	Vice President

Signature Page to Share Purchase Agreement

Solely for the purposes of Section 6.02:

/s/ Joseph J. Ferrara
Joseph J. Ferrara

/s/ Brian Ferrara
Brian Ferrara

/s/ Alexander Ferrara
Alexander Ferrara

Signature Page to Share Purchase Agreement

Annex A

Certain Definitions

“Action” means any claim, action, suit, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, indictment, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Percentage” means, with respect to each Holdco Seller, the percentage set forth next to such Holdco Seller’s name on Exhibit A hereto.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Cash” means, without duplication, all cash and bank deposits of the Group Companies as of the Effective Time, calculated on a consolidated basis in accordance with GAAP and in a manner consistent with those methodologies, policies, procedures, practices, estimation techniques, assumptions and principles set forth on Schedule II. For the avoidance of doubt, Closing Cash shall (a) be calculated net of issued but uncleared checks, wire transfers, and drafts and will include received but as of the Effective Time uncleared checks, wire transfers and drafts deposited in the accounts of any of the Group Companies, (b) not include any restricted cash or escrowed (including all cash posted to support letters of credit, performance bonds or other similar obligations) or deposits with third parties (including any lessors and/or landlords) and (c) not include any Current Assets.

“Closing Indebtedness” means, all Indebtedness as of the Effective Time of the Group Companies, calculated in accordance with GAAP and in a manner consistent with those methodologies, policies, procedures, practices, estimation techniques, assumptions and principals set forth on Schedule II.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 29, 2014, between the Company and the Parent.

“Contracts” means all contracts, subcontracts, leases, subleases, deeds, mortgages, licenses, sublicenses, instruments, notes, bonds, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements or obligations, whether written or oral.

“Data Room” means the “Google Drive” data room, maintained by Seahawk Advisory on behalf of Seller and accessible to Buyer and its Representatives.

Annex-1

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and the Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any encumbrance, security interest, charge, claim, limitation, mortgage, option, community property interest, pledge, condition, equitable interest, deed of trust, statutory or other lien (including any monetary lien of any type or character (e.g., any mechanic’s or materialmen’s lien, security interest or mortgage)), proxy, voting trust or agreement, easement, encroachment, right of way, option, right of first offer, rights of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, rights of reversion or any reservation right and any third party possessory interests including any Contract granting any of the foregoing.

“Environmental Claim” means any Action, Order, lien, Liability, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata); or (b) concerning the presence of, exposure to or the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, transfer, distribution, processing, production, disposal, discharge, Release, control or other action or failure to act involving remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any directive, notice of violation or infraction or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, condition, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

Annex-2

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Excluded Assets” means any and all assets (including Liabilities related thereto or arising therefrom) set forth on Schedule IV.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Group Companies” means, collectively, the Company and each of its direct and indirect Subsidiaries, including each of (a) Ferrara West, LLC, a New Jersey limited liability company, (b) 160 East 22nd Terminal, LLC, a New Jersey limited liability company, and (c) Aggregate & Concrete Testing, LLC, a New York limited liability company.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, the presence of which requires investigation, control or remediation under any Environmental Laws or that is hazardous, acutely hazardous, a pollutant, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all vendor financing arrangements; (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond, performance bond or similar credit transaction; (f) all obligations of such Person under interest rate or currency swap transactions or commodity hedges (valued at the termination value thereof); (g) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (h) all obligations of the type referred to in clauses (a) through (g) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (i) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

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“Intellectual Property” means all rights in and to the following worldwide: (a) trade names, trademarks, service marks, trade dress and logos, Internet domain names, other indicia of origin and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (b) patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures and industrial/product designs, whether or not patentable, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof; (c) copyrights and original works of authorship, including rights in proprietary computer software, source code, object code, other original works of authorship and moral rights; (d) Trade Secrets and (e) other proprietary and/or confidential information.

“Knowledge of Seller” or “Seller’s Knowledge” or any other variant thereof or similar knowledge qualification, means the actual knowledge of any of the following individuals, after reasonable inquiry of the employees of the Group Companies whom it would be reasonable to consult under the circumstances: Joseph A. Ferrara, Leonard A. Ferrara, Joseph J. Ferrara and Donna Inocco.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty or other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means the real property currently leased or subleased by any Group Company, as tenant, pursuant to the Leases, together with all buildings and other structures, fixtures, aggregate, as-extracted collateral, facilities, utilities, improvements and all additions or alterations thereto or replacements thereof, currently and as of the Closing Date, located thereon and all easements, licenses, rights of way, rights of use and exclusive and non-exclusive access and all rights of any Group Company under any covenant, condition or restriction affecting any of the foregoing.

“Letter Agreement” means that certain Letter Agreement by and among the Company, the Parent, and the other signatories thereto, dated as of November 10, 2014.

“Liabilities” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, conditional or unconditional, or due or to become due, joint or several, and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers, and consultants and costs of investigation), regardless of whether such debt, loss, damage, adverse claim, fine, penalty, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, loss, damage, adverse claim, fine, penalty, liability or obligation is immediately due and payable.

“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive or indirect damages not reasonably foreseeable, or damages based on diminution of value, a multiplier or similar concept (except, in each case, to the extent paid or payable in connection with a Third Party Claim).

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“Material Adverse Effect” means any event, occurrence, fact, condition, violation or change (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that has, or could reasonably be expected to have, individually or in the aggregate, a materially adverse effect on (a) the business, results of operations, financial condition, liabilities, or assets of the Group Companies, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis in accordance with the terms of this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, violation or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) changes that generally affect the industries in which the Group Companies operate; (iii) any changes in Laws or accounting rules or principles, including changes in GAAP; (iv) any changes in financial or securities markets in general; (v) conditions caused by acts of terrorism or war (whether or not declared); (vi) any change, event or circumstance resulting from the joint announcement by the parties hereto of the transactions contemplated hereby, or (vii) the failure to obtain any consent to, or provide any notice of, the transaction which has been agreed by the parties as indicated on Section 3.04 of the Disclosure Schedules; provided further, however, that any event, occurrence, fact, condition, violation or change referred to in clauses (i), (ii), (iii), (iv), and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, violation or change has a disproportionate effect on any Group Company compared to other participants in the industries in which any Group Company conducts its business.

“NASDAQ” means The NASDAQ Capital Market.

“Order” means any order, writ, judgment, ruling, injunction, decree, doctrine, stipulation, assessment, determination or award entered by, with or before any Governmental Authority.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parent” means U.S. Concrete, Inc., a Delaware corporation.

“Parent Average Share Price” means the average of the daily volume weighted average of reported sale prices per share of Parent Common Stock on NASDAQ or, if the Parent Common Stock is not then listed on NASDAQ, then the principal securities market on which the Parent Common Stock is then listed or quoted, in each case, for the period of 20 consecutive Trading Days on which such shares are actually traded on NASDAQ (or such other market) ending on the tenth (10th) consecutive Trading Day subsequent to the Closing Date.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Payoff Letters” means, (a) with respect to Company Indebtedness, the payoff letter(s) provided by Seller in form and substance reasonably acceptable to Buyer, addressed to Buyer (or on which Buyer is otherwise expressly granted the right to rely), signed by the Persons to which Indebtedness is payable, setting forth (i) the amount required to pay off in full at the Effective Time all amounts owing in connection with such Company Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties), (ii) wire transfer instructions for the payment of such

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amounts and (iii) the commitment to release any and all Encumbrances which such Person may hold on any of the assets of the Group Companies upon receipt of the payoff amount set forth therein and (b) with respect to Transaction Expenses, the fee statement letters or other the formal statement(s), in form and substance reasonably acceptable to Buyer, addressed to Buyer (or on which Buyer is otherwise expressly granted the right to rely), from each of the Representatives of the Selling Parties to which Transaction Expenses will be owed or outstanding as of the Closing Date indicating (i) that upon payment of the amount specified therein, all obligations of the Selling Parties (other than contingent indemnity obligations) to such Persons shall be satisfied in full and (ii) the wire transfer instructions for the payment of such amounts.

“Permits” means all (a) material permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in respect of any Group Company’s business and (b) any of the foregoing listed or set forth on Section 3.17(b) of the Disclosure Schedules.

“Permitted Encumbrances” means (a) Taxes not yet due and payable and (b) covenants, conditions and restrictions that do not, individually or in the aggregate (i) interfere in any material respect with the present or future use or occupancy of the Leased Real Property; (ii) affect or impact the interests, including the leasehold estate, of a tenant under any Lease; and (iii) have more than a de minimus effect on the value of a Lease or a tenant’s use thereunder.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of any Group Company or relating to the business of the Group Companies for any Pre-Closing Tax Period.

“Reference Rate” means the per annum rate of interest announced from time to time by Bank of America N.A. (or any successor) as its prime rate (or reference rate).

“Related Party” means, with respect to any specified Person: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves or within the past five (5) years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any immediate family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture, or to, from, into, out of or upon any property.

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“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the production, distribution, mining, pumping, hauling, delivering, supplying or sale of ready-mixed concrete together with such other businesses currently operated by, or currently proposed to be operated by, any of the Group Companies.

“Selling Parties” means Seller and the Group Companies.

“Shareholder Parties” means (a) Seller and (b) Holdco Sellers, who are Leonard A. Ferrara, Joseph A. Ferrara, The Leonard A. Ferrara 2010 GRAT, The Joseph A. Ferrara 2010 GRAT, the J&J GC Trust and The Joseph A. Ferrara 2011 J&J GC GRAT.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (a) 50% or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such Person, (b) such Person or any Subsidiary of such Person is a general partner on the date hereof or otherwise controls such entity or (c) such Person otherwise consolidates such entity in its financial statements; provided, however, that the Company’s joint ventures with Best Concrete Mix Corp. and Jenna Concrete Corp. shall not be deemed Subsidiaries of the company.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, fuel, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties including any obligation to indemnify or otherwise attribute or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means (a) the New York City metropolitan area, (b) any location within thirty (30) miles of any Leased Real Property and (c) any other geographic area in which any of the Group Companies, Parent, or any of their Affiliates currently operate or provide goods or services.

“Third Party Awards” means any monies actually recovered (less any amounts expended to obtain such recovery or Losses with respect to such recovery, including any increases in costs associated with or attributable to such recover (including increases in insurance premiums, costs, or deductibles) from third parties by a Buyer Indemnitee or Seller’s Indemnitee, as the case may be (including from insurance and third party indemnification and in each case excluding any Affiliates of or Subsidiaries of a Buyer Indemnitee or Seller Indemnitee) with respect to Losses for which Indemnified Party is entitled to and has sought or received indemnification hereunder.

“Trade Secrets” means any and all know-how, processes (manufacturing processes), product formulae, technical data and designs, specifications, vendor/customer lists and price/fee lists.

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“Trading Day” means any day on which shares of Parent Common Stock are traded on NASDAQ or another market used to calculate the Parent Average Share Price.

“Transaction Documents” means this Agreement, the Subscription Agreement, and any other agreements, certificates and instruments to be executed or delivered in connection herewith or therewith or pursuant hereto or thereto.

“Transaction Expenses” means all unpaid (whether or not accrued) fees or other payments or obligations owed to third parties by Seller, any Group Company, or any Holdco Seller (including those fees, expenses, payments and obligations incurred by a Group Company on behalf of Seller or any Holdco Seller), arising from or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the transactions contemplated hereby and any due diligence requests or activity related to such transactions, including (a) financial advisors’, attorneys’, accountants’ and other professional fees and expenses, (b) any and all payments arising from retention, severance, “stay,” sale, transaction or sign-on bonuses as well as any deferred compensation payable to employees of Seller, any Group Company, or any Holdco Seller and any other similar payments to employees and Representatives, including Seller’s, any Group Company’s, or any Holdco Seller’s portion of employment and similar Taxes associated with such items, (c) any costs or expenses, including any consent fees, license transfer fees or similar payments, payable to any third party in connection with the assignment or assumption of any Contract or Permit and/or the consummation of the transactions contemplated hereby and (d) any and all fees, expenses, break costs (including costs calculated based on difference in swap and current rates) payments or other costs related to the termination of any swap agreements, derivative transactions or similar arrangements.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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Exhibit A

Holdco Sellers and Allocation Percentages

Holdco Seller	Holdco Shares	Allocation Percentage
Joseph A. Ferrara	350.1	35.01%
Leonard A. Ferrara	214.0	21.40%
Leonard A. Ferrara 2010 Grat	106	10.60%
Joseph A. Ferrara 2010 Grat	209.9	20.99%
Joseph A. Ferrara 2011 J&J GC Grat	1.0	0.1%
J&J GC Trust	119.0	11.90%

Total	1,000	100%

A-1

Exhibit B

Form of Subscription Agreement

(attached)

B-1

Exhibit C

Form of Release and Joinder

(attached)

C-1

Exhibit D

Form of Termination Agreement

(attached)

D-1